Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

For the year ended December 31, 2015

AUDITED COMBINED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm on Financial Statements	2
Consolidated and Combined Balance Sheets	3
Consolidated and Combined Statements of Income	4
Consolidated and Combined Statements of Comprehensive Income	5
Consolidated and Combined Statements of Cash Flows	6
Consolidated and Combined Statements of Changes in Equity	7
Notes to Consolidated and Combined Financial Statements	8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Baxalta Incorporated:

In our opinion, the accompanying consolidated and combined balance sheets and the related consolidated and combined statements of income, comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of Baxalta Incorporated and its subsidiaries at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 14 to the consolidated and combined financial statements, the Company changed the manner in which it accounts for the classification of deferred income tax balances in 2015.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 3, 2016

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED BALANCE SHEETS

as of December 31 (in millions, except share data)	2015	2014
Assets
Current Assets:
Cash and equivalents	$1,001	$—
Accounts and other current receivables, net	914	960
Inventories	2,173	1,960
Prepaid expenses and other	620	173

Total current assets	4,708	3,093

Property, plant and equipment, net	5,034	4,192
Goodwill	829	565
Other intangible assets, net	1,295	459
Deferred income taxes	214	43
Other long-term assets	249	231

Total assets	$12,329	$8,583

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt and lease obligations	$3	$—
Accounts payable	706	484
Accrued liabilities	1,202	1,156

Total current liabilities	1,911	1,640

Long-term debt and capital lease obligations	5,265	275
Deferred income taxes	181	72
Other long-term liabilities	1,048	849
Commitments and contingencies
Equity:
Common stock, $0.01 par value (shares authorized of 2,500,000,000 at December 31, 2015 and zero at December 31, 2014, shares issued and outstanding of 679,287,500 at December 31, 2015 and zero at December 31, 2014)	7	—
Additional paid-in capital	4,103	—
Net parent company investment	—	6,180
Retained earnings	309	—
Accumulated other comprehensive loss	(495)	(433)

Total equity	3,924	5,747

Total liabilities and equity	$12,329	$8,583

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

years ended December 31 (in millions, except per share amounts)	2015	2014	2013
Net sales	$6,148	$5,952	$5,555
Cost of sales	2,386	2,443	2,329

Gross margin	3,762	3,509	3,226

Selling, general and administrative expenses	1,442	1,053	1,017
Research and development expenses	1,176	820	595
Net interest expense	48	—	—
Other (income) expense, net	(102)	104	1

Income from continuing operations before income taxes	1,198	1,532	1,613
Income tax expense	270	346	325

Net income from continuing operations	928	1,186	1,288
Income from discontinued operations, net of tax	28	551	—

Net income	$956	$1,737	$1,288

Income from continuing operations per common share
Basic	$1.37	$1.75	$1.90
Diluted	$1.36	$1.74	$1.89
Income from discontinued operations per common share
Basic	$0.04	$0.82	$—
Diluted	$0.04	$0.81	$—
Net income per common share
Basic	$1.41	$2.57	$1.90
Diluted	$1.40	$2.55	$1.89
Weighted-average number of common shares outstanding
Basic	677	676	676
Diluted	683	681	681

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

years ended December 31 (in millions)	2015	2014	2013
Net income	$956	$1,737	$1,288
Other comprehensive (loss) income, net of tax:
Currency translation adjustments, net of tax benefit (expense) of $0 in 2015, $28 in 2014, and ($14) in 2013	(362)	(387)	72
Pension and other employee benefits, net of tax benefit (expense) of ($14) in 2015, $5 in 2014 and ($2) in 2013	11	(1)	(7)
Available-for-sale securities, net of tax benefit (expense) of ($6) in 2015, $2 in 2014, and ($3) in 2013	1	20	(15)
Hedging activities, net of tax benefit (expense) of ($4) in 2015 and less than $1 in 2014	6	(1)	—

Total other comprehensive (loss) income, net of tax	(344)	(369)	50

Comprehensive income	$612	$1,368	$1,338

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

years ended December 31 (in millions)	2015	2014	2013
Cash flows from operations
Net income	$956	$1,737	$1,288
Adjustments
Depreciation and amortization	257	206	184
Deferred income taxes	(65)	68	(43)
Share-based compensation expense	62	32	27
Excess tax benefits from share-based compensation	(7)	(9)	(13)
Business optimization (benefits) charges, net	(12)	33	133
Gain on sale of discontinued operations	(38)	(466)	—
Net periodic pension benefit and OPEB cost	69	52	60
Change in fair value of contingent payment liabilities	(97)	124	18
IPR&D impairment charge	81	—	—
Other	61	116	47
Changes in balance sheet items
Accounts and other current receivables, net	(285)	(75)	(51)
Inventories	(429)	(282)	(261)
Accounts payable	189	127	45
Accrued liabilities	73	(195)	202
Due to/from Baxter International Inc	86	—	—
Business optimization payments	(19)	(37)	(31)
Other	(83)	(58)	(57)

Net cash provided from operations	$799	$1,373	$1,548

Cash flows from investing activities
Capital expenditures	(1,216)	(970)	(797)
Acquisitions, net of cash acquired	(1,163)	(185)	(111)
Divestiture of vaccines business	46	640	—
Other investing activities	40	14	(69)

Net cash used for investing activities	$(2,293)	$(501)	$(977)

Cash flows from financing activities
Net proceeds from issuance of long-term debt	4,945	—	—
Payments of obligations	(4)	—	—
Cash dividends on common stock	(47)	—	—
Net transactions with Baxter International Inc.	(2,455)	(856)	(571)
Proceeds and excess tax benefits related to share-based compensation	64	—	—
Other financing activities	(11)	(16)	—

Net cash provided from (used for) financing activities	$2,492	$(872)	$(571)

Effect of foreign exchange rate changes on cash and equivalents	3	—	—

Change in cash and equivalents	1,001	—	—
Cash and equivalents at beginning of period	—	—	—

Cash and equivalents at end of period	$1,001	$—	$—

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY

	Common Stock		Additional Paid-In	Net Parent Company	Retained		Total
(in millions, except share data)	Shares	Amount	Capital	Investment	Earnings	AOCI	Equity
Balance as of December 31, 2012	—	$—	$—	$4,465	$—	$(114)	$4,351
Net income	—	—	—	1,288	—	—	1,288
Net transfers to Baxter International Inc.	—	—	—	(510)	—	—	(510)
Other comprehensive loss, net of tax	—	—	—	—	—	50	50
Balance as of December 31, 2013	—	$—	$—	$5,243	$—	$(64)	$5,179
Balance as of December 31, 2013	—	$—	$—	$5,243	$—	$(64)	$5,179
Net income	—	—	—	1,737	—	—	1,737
Net transfers from Baxter International Inc.	—	—	—	(800)	—	—	(800)
Other comprehensive loss, net of tax	—	—	—	—	—	(369)	(369)
Balance as of December 31, 2014	—	$—	$—	$6,180	$—	$(433)	$5,747
Balance as of December 31, 2014	—	$—	—	$6,180	$—	$(433)	$5,747
Net income	—	—	—	552	404	—	956
Net transfers to Baxter International Inc.	—	—	—	(2,374)	—	—	(2,374)
Separation-related adjustments	—	—	(36)	(318)	—	282	(72)
Reclassification of net parent company investment to additional paid-in capital	—	—	4,040	(4,040)	—	—	—
Issuance of common stock upon separation	676,424,202	7	(7)	—	—	—	—
Share-based compensation expense	—	—	43	—	—	—	43
Shares issued under employee benefit plans and other	2,863,298	—	63	—	—	—	63
Other comprehensive loss, net of tax	—	—	—	—	—	(344)	(344)
Dividends declared ($0.14 per share)	—	—	—	—	(95)	—	(95)
Balance as of December 31, 2015	679,287,500	$7	$4,103	$—	$309	$(495)	$3,924

The accompanying notes are an integral part of these consolidated and combined financial statements.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1 NATURE OF BUSINESS AND BASIS OF PREPARATION

Baxalta Incorporated, together with its subsidiaries, (Baxalta or the company) is a global innovative biopharmaceutical leader with a sustainable portfolio of differentiated therapies that seek to address unmet medical needs across many disease areas, including hematology, immunology and oncology.

Separation from Baxter

Baxalta was incorporated in Delaware on September 8, 2014. The company separated from Baxter International Inc. (Baxter) on July 1, 2015 (the separation), becoming an independent company as a result of a pro rata distribution by Baxter of 80.5% of Baxalta’s common stock to Baxter’s shareholders. Baxter retained an approximate 19.5% ownership stake in Baxalta immediately following this distribution. Baxter’s Board of Directors approved the distribution of its shares of Baxalta on June 5, 2015. Baxalta’s Registration Statement was declared effective by the U.S. Securities and Exchange Commission (SEC) on June 9, 2015. On July 1, 2015, Baxter’s shareholders of record as of the close of business on June 17, 2015 received one share of Baxalta common stock for every one share of Baxter’s common stock held as of the record date. Baxalta common stock began trading “regular way” under the ticker symbol “BXLT” on the New York Stock Exchange on July 1, 2015.

In January 2016, Baxter exchanged a portion of its retained stake in Baxalta common stock for indebtedness of Baxter held by a third party. The shares of Baxalta common stock exchanged were then sold in a secondary public offering pursuant to a registration statement filed by Baxalta. Immediately following this transaction, Baxter held approximately 13.9% of Baxalta’s total shares outstanding.

Merger Agreement with Shire

In January 2016, the company announced that it had reached an agreement (merger agreement) with Shire plc (Shire) under which Shire would acquire Baxalta, forming a global leader in rare diseases. Under the terms of the agreement, Baxalta shareholders will receive $18.00 in cash and 0.1482 Shire American Depository Shares (ADS) per each Baxalta share. The transaction has been approved by the boards of directors of both Shire and Baxalta. Closing of the transaction is subject to approval by Baxalta and Shire shareholders, certain regulatory approvals, receipt of certain tax opinions and other customary closing conditions. The transaction is expected to close in mid-2016.

The merger agreement provides for certain termination rights for both Shire and Baxalta. Upon termination of the merger agreement under certain specified circumstances, Baxalta may be required to disburse to Shire a termination fee of $369 million and Shire may be required to pay the company a termination fee of $369 million. In addition, if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Baxalta, Baxalta may be required to reimburse Shire for transaction expenses up to $110 million (which expenses would be credited against any termination fee subsequently disbursed by Baxalta), and if the merger agreement is terminated under certain specified circumstances following the receipt of an acquisition proposal by Shire, Shire may be required to reimburse Baxalta for transaction expenses up to $65 million (which expenses would be credited against any termination fee subsequently payable by Shire).

Nature of Business

The principal business of the company is the development, manufacture and marketing of a diverse portfolio of treatments for hemophilia and other bleeding disorders, immune deficiencies, alpha-1 antitrypsin deficiency, burns and shock, and other chronic and acute medical conditions, as well as

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 NATURE OF BUSINESS AND BASIS OF PREPARATION (Continued)

oncology treatments for acute lymphoblastic leukemia. The company is also investing in emerging technology platforms, including gene therapy and biosimilars.

The company’s business strategy is aimed at improving diagnosis, treatment and standards of care across a wide range of bleeding disorders and other rare chronic and acute medical conditions, capitalizing on the company’s differentiated portfolio, ensuring the sustainability of supply to meet growing demand for therapies across core disease areas, and accelerating innovation by developing and launching new treatments while leveraging its expertise into new emerging therapeutics through acquisitions of and collaborations with others.

The company’s primary manufacturing facilities are located in the United States, Austria, Switzerland, Singapore and Belgium. The company distributes its products through its own direct sales force, independent distributors and drug wholesalers, and sells to customers throughout the world.

Basis of Preparation

The accompanying consolidated and combined financial statements reflect the consolidated financial position and consolidated results of operations of the company as an independent, publicly-traded company for periods after the July 1, 2015 separation. The consolidated and combined financial statements reflect the combined financial position and combined results of operations of the company as a combined reporting entity of Baxter for periods prior to the separation.

During 2015, the company recorded certain separation-related adjustments in its statement of changes in equity, resulting in a net $72 million decrease in equity. The adjustments primarily related to differences in the amount of assets, liabilities and accumulated other comprehensive income (AOCI) transferred to Baxalta (transferred items) and the amount of the transferred items reported in the company’s combined balance sheet as of June 30, 2015. In addition, the company reported separation-related adjustments for deferred hedging gains and pension losses reported in AOCI that were assumed during the three months ended June 30, 2015. Additional separation-related adjustments could be recorded in future periods.

Prior to the separation, the combined financial statements were prepared on a standalone basis and were derived from Baxter’s consolidated financial statements and accounting records as if the former biopharmaceuticals business of Baxter had been part of Baxalta. The combined financial statements reflected the company’s financial position, results of operations and cash flows as the business was operated as part of Baxter prior to the separation, in conformity with generally accepted accounting principles in the United States (GAAP).

Prior to the separation, the combined financial statements included the attribution of certain assets and liabilities that were historically held at the Baxter corporate level but which were specifically identifiable or attributable to the company. All intercompany transactions and accounts within the company were eliminated. All transactions between the company and Baxter were considered to be effectively settled in the combined financial statements at the time the transaction was recorded. The total net effect of the settlement of the transactions with Baxter were reflected in the combined statements of cash flows in periods prior to the separation as a financing activity and in the combined balance sheet as net parent company investment.

Prior to the separation, the combined financial statements included an allocation of expenses related to certain Baxter corporate functions, including senior management, legal, human resources,

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1 NATURE OF BUSINESS AND BASIS OF PREPARATION (Continued)

finance, treasury, information technology, and quality assurance. These expenses were allocated to the company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount, square footage, or other measures. The company considers the expense methodology and results to be reasonable for all periods prior to the separation. However, the allocations may not be indicative of the actual expense that would have been incurred had the company operated as an independent, publicly traded company for the periods prior to the separation.

In periods prior to the separation, Baxalta’s employees participated in various benefit and share-based compensation plans maintained by Baxter. A portion of the cost of those plans was included in the company’s financial statements. However, the combined balance sheets in periods prior to the separation did not include any equity related to share-based compensation plans. As of and prior to December 31, 2014, the company’s combined balance sheets did not include net pension obligations, with the exception of those related to certain plans in Austria. Refer to Note 12 and Note 15 for further description of the accounting for retirement and other benefit programs and share-based compensation, respectively.

Prior to the separation, the company’s equity balance represented the excess of total assets over total liabilities, including the due to/from balances between the company and Baxter (net parent company investment) and AOCI. Net parent company investment was primarily impacted by distributions and contributions to or from Baxter, which were the result of treasury activities and net funding provided by or distributed to Baxter, including a $4 billion cash distribution made by Baxalta to Baxter in June 2015. In connection with the separation, the company’s net parent company investment balance was reclassified to additional paid-in capital.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the company to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from these estimates.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation. These reclassifications had no effect on previously reported results of operations or shareholders’ equity.

Revenue Recognition

The company recognizes revenues from product sales when earned. Specifically, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured. For product sales, revenue is not recognized until title and risk of loss have transferred to the customer. The shipping terms for the majority of the company’s revenue arrangements indicate title and risk of loss pass at delivery. Provisions for rebates, chargebacks to wholesalers and distributors, returns, and discounts are provided for at the time the related sales are recorded, and are reflected as a reduction of sales.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Equivalents

Cash and equivalents include cash, time deposits, certificate of deposits and money market funds with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

In the normal course of business, the company provides credit to its customers and maintains reserves for potential credit losses. The company’s allowance for doubtful accounts was $11 million, $20 million and $21 million as of December 31, 2015, 2014 and 2013, respectively. The decrease in the allowance for doubtful accounts from December 31, 2014 to December 31, 2015 was primarily due to reserves in countries with operations that have not yet transferred to Baxalta, which were reported in the company’s combined reserves as of December 31, 2014 but not in its consolidated reserves as of December 31, 2015. Refer to Note 17 for additional information regarding operations in countries that have not yet transferred from Baxter to Baxalta.

Inventories

as of December 31 (in millions)	2015	2014
Raw materials	$589	$524
Work in process	1,021	976
Finished goods	563	460

Total inventories	$2,173	$1,960

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Market value for raw materials is based on replacement costs, and market value for work in process and finished goods is based on net realizable value.

Property, Plant and Equipment, Net

as of December 31 (in millions)	2015	2014
Land	$105	$105
Buildings and leasehold improvements	1,433	1,260
Machinery and equipment	2,311	2,259
Construction in progress	2,718	2,109

Total property, plant and equipment, at cost	6,567	5,733
Accumulated depreciation	(1,533)	(1,541)

Property, plant and equipment (PP&E), net	$5,034	$4,192

Depreciation expense is calculated using the straight-line method over the estimated useful lives of the related assets, which range from 20 to 50 years for buildings and improvements and from three to 15 years for machinery and equipment. Leasehold improvements are amortized over the life of the related facility lease (including any renewal periods, if appropriate) or the asset, whichever is shorter. Machinery and equipment includes capitalized software costs, which are amortized on a straight-line

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

basis over the estimated useful lives of the software. The company’s policy is to place construction in process assets in service and begin depreciation when the asset is ready for its intended use.

Depreciation expense was $204 million in 2015, $189 million in 2014, and $168 million in 2013. The company’s accumulated depreciation balance did not significantly change from December 31, 2014 to December 31, 2015. Increases resulting from depreciation expense were offset primarily by disposals of assets that had previously been fully depreciated or impaired and cumulative translation adjustments (CTA).

Gross assets recorded under capital leases and reported in buildings and leasehold improvements and construction in progress were $339 million and $283 million as of December 31, 2015 and December 31, 2014, respectively, and associated accumulated depreciation was $7 million and $3 million as of December 31, 2015 and December 31, 2014, respectively.

Acquisitions

Results of operations of acquired companies are included in the company’s results of operations as of the respective acquisition dates. The purchase price of each acquisition is allocated to the net assets acquired based on estimates of their fair values at the date of the acquisition. Any purchase price in excess of these net assets is recorded as goodwill. The allocation of purchase price in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date.

Contingent consideration is recognized at the estimated fair value on the acquisition date. Subsequent changes to the fair value of contingent considerations are recognized in earnings.

Research and Development

Research and development (R&D) costs are expensed as incurred. Pre-regulatory approval contingent milestone obligations to counterparties in collaborative arrangements are expensed when the milestone is achieved. Payments made to counterparties on or after regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in other intangible assets, net of accumulated amortization.

Acquired in-process R&D (IPR&D) is the value assigned to products under development acquired in a business combination which have not received regulatory approval and have no alternative future use. Acquired IPR&D is capitalized as an indefinite-lived intangible asset. Development costs incurred after the acquisition date are expensed as incurred. Upon receipt of regulatory approval of the related product, the indefinite-lived intangible asset is accounted for as a finite-lived intangible asset and generally amortized on a straight-line basis over the estimated economic life of the related product, subject to annual impairment reviews as discussed below. If the R&D project is abandoned, the indefinite-lived asset is charged to expense.

Collaborative Arrangements

The company enters into collaborative arrangements in the normal course of business. These collaborative arrangements take a number of forms and structures, and are designed to enhance and expedite long-term sales and profitability growth. These arrangements generally provide that the company obtain commercialization rights to a product under development. The agreements often

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

require the company make upfront payments and include additional contingent milestone payments relating to the achievement of specified development, regulatory and commercial milestones, as well as royalty payments. The company may also be responsible for other on-going costs associated with the arrangements, including R&D cost reimbursements to the counterparty.

Royalty payments are expensed as cost of sales when they become due and payable. Any purchases of product from the partner during the development stage are expensed as R&D, while such purchases during the commercialization phase are capitalized as inventory and recognized as cost of sales when the related finished products are sold. The company presents upfront payments to collaboration partners as investing activities and milestone payments as operating activities in the consolidated and combined statements of cash flows.

Business Optimization Charges

The company records liabilities for costs associated with exit or disposal activities in the period in which the liability is incurred. Employee termination costs are primarily recorded when actions are probable and estimable. Costs for one-time termination benefits in which the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period.

Goodwill

Goodwill is not amortized, but is subject to an impairment review annually and whenever indicators of impairment exist. Goodwill would be impaired if the carrying value of a reporting unit exceeded the fair value of that reporting unit. For the annual impairment review, the company may elect to complete a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value and, if the company determines it is not, then it would not be required to calculate the fair value of the reporting unit. If the company elects to bypass the qualitative assessment or determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the company would calculate the fair value of the reporting unit using the present value of estimated cash flows discounted using a risk-free market rate adjusted for a market participant’s view of similar companies and perceived risks in the cash flows. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the implied fair value of goodwill is determined by subtracting the fair value of all identifiable net assets other than goodwill from the fair value of the reporting unit, with an impairment charge recorded for the excess, if any, of carrying amount of goodwill over the implied fair value.

Intangible Assets Not Subject to Amortization

Indefinite-lived intangible assets, such as acquired IPR&D, are subject to an impairment review annually and whenever indicators of impairment exist. Indefinite-lived intangible assets would be impaired if the carrying amount of the asset exceeded the fair value of the asset.

Other Long-Lived Assets

The company reviews the carrying amounts of long-lived assets, other than goodwill and intangible assets not subject to amortization, for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, the

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

company groups assets and liabilities at the lowest level such that the identifiable cash flows relating to the company are largely independent of the cash flows of other assets and liabilities. The company then compares the carrying amounts of the assets or asset groups with the related estimated undiscounted future cash flows. In the event impairment exists, an impairment charge is recorded as the amount by which the carrying amount of the asset or asset group exceeds the fair value.

Income Taxes

Income taxes are accounted for under the asset and liability method. Provisions for federal, state and foreign income taxes are calculated on reported pre-tax earnings based on current tax laws. Deferred taxes are provided using enacted tax rates on the future tax consequences of temporary differences, which are the differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and the tax benefits of carryforwards. A valuation allowance is established or maintained when, based on currently available information, it is more likely than not that all or a portion of a deferred tax asset will not be realized.

With respect to uncertain tax positions, the company determines whether the position is more likely than not to be sustained upon examination, based on the technical merits of the position. Any tax position that meets the more likely than not recognition threshold is measured and recognized in the consolidated financial statements at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The liability relating to uncertain tax positions is classified as current in the consolidated balance sheets to the extent the company anticipates making a payment within one year. Interest and penalties associated with income taxes are classified in the income tax expense line in the consolidated statements of income.

In the company’s financial statements for periods prior to July 1, 2015, income tax expense and tax balances were calculated as if the company was a separate taxpayer, although the company’s operations were included in tax returns filed by Baxter. After separation on July 1, 2015, income tax expense and income tax balances represent the company’s federal, state and foreign income taxes as an independent company.

Prior to the separation, Baxalta maintained an income taxes payable to/from account with Baxter. Baxalta is deemed to have settled current tax balances with the Baxter taxpaying entities in the respective jurisdictions. These settlements were reflected as changes in net parent company investment.

As a standalone entity, the company will file tax returns on its own behalf and its deferred taxes and effective tax rate may not be comparable to those in historical periods.

New Accounting Standards

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. ASU 2016-02 will be effective for the company beginning on January 1, 2019. Early adoption is permitted. The company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires that equity investments, except those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value, with subsequent changes in fair value recognized in net income. In addition, the ASU requires a qualitative assessment of equity investments without readily determinable fair values when assessing impairment, the evaluation of a valuation allowance on a deferred tax asset related to available-for-sale securities and certain presentation and disclosures for financial instruments. ASU 2016-01 is applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption, which will be January 1, 2018. Early adoption is not permitted. The company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than being separated into current and noncurrent. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 31, 2016. Early adoption is permitted, and the company has elected to early adopt on a retroactive basis, which resulted in certain reclassifications to the December 31, 2014 combined balance sheet as further described in Note 14.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which clarifies that inventory should be measured at the lower of cost or net realizable value. ASU 2015-11 defines net realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 will be effective for the company beginning on January 1, 2016, and prospective application is required. Early adoption is permitted. The company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which provides guidance to customers about how to account for cloud computing arrangements when such arrangements include software licenses. ASU No. 2015-05 will be effective for the company beginning on January 1, 2016. Early adoption is permitted. The standard may be applied retrospectively or prospectively. The company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. ASU No. 2015-03 will be effective for the company beginning on January 1, 2016, and retrospective application is required. Early adoption is permitted, and the company has adopted Accounting Standard Codifications ASC No. 2015-03 effective June 30, 2015. Refer to Note 8 for additional information.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expects to be entitled to when products are transferred to customers. In July 2015, the FASB voted to approve a one-year deferral on the original effective date of January 1, 2017; therefore ASU No. 2014-09 will be effective for the company beginning on January 1, 2018. Early adoption is permitted as of the original effective date. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The company is currently evaluating the impact of adopting the new revenue standard on its consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08), which amends the definition of a discontinued operation in ASC 205-20 and provides additional requirements for the entities with its disposal transaction to qualify as a discontinued operation. ASU 2014-08 is effective prospectively for all disposals beginning on or after December 15, 2014 (with early adoption permitted). The company did not early adopt the new guidance and it was effective for the company for periods beginning with its first interim period ending March 31, 2015. ASU 2014-08 did not have a material impact on the consolidated and combined financial statements upon adoption.

NOTE 3 SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Expense

As described in Note 8, the company issued senior notes with an aggregate principal amount of $5 billion in June 2015. Prior to the issuance of the senior notes, Baxter’s third-party debt and the related interest expense were not allocated to the company.

years ended December 31 (in millions)	2015	2014	2013
Interest costs	$95	$—	$—
Interest costs capitalized	(44)	—	—

Interest expense, net of capitalized interest	51	—	—
Interest income	(3)	—	—

Net interest expense	$48	$—	$—

Other (Income) Expense, Net

years ended December 31 (in millions)	2015	2014	2013
Net gains related to investments	$(17)	$(19)	$(23)
Change in fair value of contingent payment liabilities	(97)	124	18
Other	12	(1)	6

Other (income) expense, net	$(102)	$104	$1

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3 SUPPLEMENTAL FINANCIAL INFORMATION (Continued)

Prepaid Expenses and Other Current Assets

as of December 31 (in millions)	2015	2014
Due from Baxter International Inc	$397	$—
Prepaid expenses and other	223	173

Prepaid expenses and other current assets	$620	$173

Accrued Liabilities

as of December 31 (in millions)	2015	2014
Employee compensation and withholdings	$286	$210
Accrued rebates	245	245
Due to Baxter International Inc	208	—
Property, payroll and certain other taxes	97	78
Income taxes payable	77	352
Other	289	271

Total accrued liabilities	$1,202	$1,156

Other Long-Term Liabilities

as of December 31 (in millions)	2015	2014
Pension and other employee benefits	$505	$177
Contingent payment liabilities	426	518
Due to Baxter International Inc	64	—
Other	53	154

Total other long-term liabilities	$1,048	$849

Supplemental Cash Flow Disclosures

Non-cash investing and financing activities

years ended December 31 (in millions)	2015	2014	2013
Accrued capital expenditures	$—	$29	$63
Assets acquired through capital lease obligations	41	263	13

Interest and taxes paid

years ended December 31 (in millions)	2015	2014	2013
Interest paid, excluding portion capitalized	$39	$—	$—
Income taxes paid	119	—	—

Prior to the separation, the company’s current income tax payables were deemed to be settled with Baxter. Income taxes paid reflect payments in the second half of 2015 following the separation. Interest

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3 SUPPLEMENTAL FINANCIAL INFORMATION (Continued)

paid in the table primarily reflects payments associated with the company’s June 2015 debt issuance as further described in Note 8.

Dividends and Share Repurchase Authorization

On February 23, 2016, Baxalta’s Board of Directors declared a quarterly cash dividend of $0.07 per share of common stock. The quarterly dividend is payable on April 1, 2016 to shareholders of record as of the close business on March 10, 2016. On November 17, 2015, Baxalta’s Board of Directors declared a quarterly cash dividend of $0.07 per share of common stock. The quarterly dividend was paid on January 4, 2016 to shareholders of record as of the close of business on December 4, 2015. On July 28, 2015, Baxalta’s Board of Directors declared a quarterly cash dividend of $0.07 per share of common stock. The quarterly dividend was paid on October 1, 2015, to shareholders of record as of the close of business on September 4, 2015. Pursuant to the merger agreement with Shire, the company is prohibited from declaring a quarterly cash dividend in excess of $0.07 per share.

On July 28, 2015, Baxalta’s Board of Directors also approved a share repurchase authorization which allows the company to repurchase up to $1 billion of its common stock. The company did not repurchase any of its common stock during 2015, and pursuant to the merger agreement with Shire, the company may not repurchase or otherwise acquire its own common stock.

NOTE 4 EARNINGS PER SHARE

The denominator for basic earnings per common share (EPS) is the weighted-average number of common shares outstanding during the period. The dilutive effect of outstanding stock options, restricted stock units (RSUs) and performance share units (PSUs) is reflected in the denominator for diluted EPS using the treasury stock method. The numerator for both basic and diluted EPS is net income, net income from continuing operations, or income from discontinued operations, net of tax.

On July 1, 2015, Baxter distributed approximately 544 million shares of Baxalta common stock to its shareholders and retained an additional 132 million shares. The computation of basic EPS for periods prior to the separation was calculated using the shares distributed and retained by Baxter on July 1, 2015 totaling 676 million. The weighted average number of shares outstanding for diluted EPS for periods prior to the separation included 5 million of diluted common share equivalents for stock options, RSUs and PSUs as calculated using the treasury stock method as of July 1, 2015, as these share-based awards were previously issued by Baxter and outstanding at the time of separation and were assumed by Baxalta following the separation.

The following is a reconciliation of basic shares to diluted shares.

years ended December 31 (in millions)	2015	2014	2013
Basic shares	677	676	676
Effect of dilutive shares	6	5	5

Diluted shares	683	681	681

The computation of diluted EPS excluded 16 million equity awards for 2015 and 19 million equity awards for each of 2014 and 2013 as their inclusion would have an anti-dilutive effect on diluted EPS.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS

Acquisitions

The following table summarizes the fair value of consideration transferred and the recognized amounts of the assets acquired and liabilities assumed as of the acquisition date for the company’s material acquisitions during 2015, 2014 and 2013.

					2013
	2015		2014		Inspiration/ Ipsen
(in millions)	ONCASPAR	SuppreMol	Chatham	AesRx	OBIZUR
Consideration transferred
Cash, net of cash acquired	$890	$228	$70	$15	$51
Fair value of contingent payments	—	—	77	65	269

Fair value of consideration transferred	$890	$228	$147	$80	$320

Assets acquired and liabilities assumed
Other intangible assets	$794	$179	$74	$78	$288
Inventories	22	—	—	—	—
Other assets	—	19	—	—	25
Accrued liabilities	(1)	—	—	—	—
Long-term liabilities	(123)	(53)	—	—	—

Total identifiable net assets	692	145	74	78	313
Goodwill	198	83	73	2	7

Total assets acquired and liabilities assumed	$890	$228	$147	$80	$320

While the valuation of the assets acquired and liabilities assumed are substantially complete, measurement period adjustments for the acquisitions in 2015 may be recorded in the future as the company finalizes its fair value estimates. Pro forma financial information has not been included because the acquisitions, individually and in the aggregate, would not have had a material impact on the company’s consolidated and combined results of operations.

ONCASPAR Business Acquisition

In July 2015, the company acquired the ONCASPAR (pegaspargase) product portfolio from Sigma-Tau Finanziaria S.p.A (Sigma-Tau), a privately held biopharmaceutical company based in Italy, through the acquisition of 100% of the shares of a subsidiary of Sigma-Tau. Through the acquisition, the company gained the marketed biologic treatment ONCASPAR, the investigational biologic calaspargase pegol, and an established oncology infrastructure with clinical and sales resources. ONCASPAR is a first-line biologic used as part of a chemotherapy regimen to treat patients with acute lymphoblastic leukemia. As of the acquisition date, it was marketed in the United States, Germany, Poland and certain other countries, and recently received EU approval. The acquired net assets comprised a business based on the acquired inputs, processes and outputs. As a result, the transaction was accounted for as a business combination.

The company allocated $794 million of the total consideration to developed technology, which reflected rights to the ONCASPAR product portfolio. The developed technology is being amortized on a straight-line basis over an estimated useful life of 16 years. Long-term liabilities acquired consist

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NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

primarily of deferred tax liabilities. The goodwill, which is not deductible for tax purposes, includes the value of potential future technologies as well as the overall strategic benefits of the acquisition to the company and its oncology pipeline.

The purchase price allocations described above reflect measurement period adjustments recorded in the fourth quarter of 2015 as the company substantially completed its estimates of the fair value of assets acquired and liabilities assumed. The measurement period adjustments included increases of $13 million, $5 million and $3 million to intangible assets, inventory and long-term liabilities, respectively. The adjustments resulted in a corresponding decrease in goodwill of $15 million. The measurement period adjustments did not have a material impact on the company’s results of operations.

Historical annual sales for ONCASPAR were approximately $100 million, and the company has recorded ONCASPAR net sales of $87 million from the acquisition date through December 31, 2015. The company incurred acquisition-related costs of $17 million during 2015, which were primarily recorded in selling, general and administrative expenses.

SuppreMol Acquisition

In March 2015, the company acquired all of the outstanding shares of SuppreMol GmbH (SuppreMol), a privately held biopharmaceutical company based in Germany. Through the acquisition, the company acquired SuppreMol’s early-stage pipeline of treatment options for autoimmune and allergic diseases, as well as its operations in Munich, Germany. The acquired investigational treatments will complement and build upon the company’s immunology portfolio and offer an opportunity to expand into new areas with significant market potential and unmet medical needs in autoimmune diseases. The acquired net assets comprised a business based on the acquired inputs, processes and outputs. As a result, the transaction has been accounted for as a business combination.

The company allocated $179 million of the total consideration to IPR&D, which is being accounted for as an indefinite-lived intangible asset. The acquired IPR&D primarily relates to SuppreMol’s lead candidate SM-101, an investigational immunoregulatory treatment, which had completed Phase IIa studies at the time of the acquisition. This project was expected to be completed in approximately 5 years as of the acquisition date. The value of the IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risks in such activities, discounted at a rate of 20%. Additional R&D will be required prior to regulatory approval, and as of the acquisition date, incremental R&D costs were projected to be in excess of $400 million. Other assets acquired included deferred tax assets of $17 million and long-term liabilities acquired included $52 million of deferred tax liabilities. The goodwill, which is not deductible for tax purposes, includes the value of potential future technologies as well as the overall strategic benefits of the acquisition to the company.

AesRx, LLC Acquisition

In June 2014, the company acquired all of the outstanding membership interests in AesRx, LLC (AesRx), obtaining AesRx’s program related to the development and commercialization of treatments for sickle cell disease.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

The company made an initial payment of $15 million, and as of the acquisition date may make additional payments of up to $278 million related to the achievement of development and regulatory milestones, in addition to sales milestones of up to $550 million. The estimated fair value of the contingent payment liabilities at the acquisition date was $65 million, which was recorded in long-term liabilities, and was calculated based on the probability of achieving the specified milestones and the discounting of expected future cash flows.

The company allocated $78 million of the total consideration to acquired IPR&D, which was accounted for as an indefinite-lived intangible asset, with the residual consideration of $2 million recorded as goodwill. The acquired IPR&D related to AesRx’s sickle cell disease program, which was in Phase II clinical trials at the time of the acquisition, and was expected to be completed in approximately five years. The value of IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risks in such activities, discounted at a rate of 15.5%. Additional R&D was required prior to obtaining regulatory approval and, as of the acquisition date, incremental R&D costs were projected to be in excess of $40 million.

During 2015, the company decided not to pursue further development activities related to the acquired project. The company recorded a charge of $81 million in R&D expenses to fully impair the acquired IPR&D and a gain of $66 million resulting primarily from the reduction of the fair value of contingent payment liabilities to zero as of December 31, 2015.

Chatham Therapeutics, LLC Acquisition

In April 2014, the company acquired all of the outstanding membership interests in Chatham Therapeutics, LLC (Chatham), obtaining potential treatments for hemophilia B utilizing Chatham’s gene therapy technology.

The company made an initial payment of $70 million, and as of the acquisition date may make additional payments of up to $560 million related to the achievement of development, regulatory and first commercial sale milestones, in addition to other sales milestones of up to $780 million. The estimated fair value of the contingent payment liabilities at the acquisition date was $77 million, which was recorded in long-term liabilities, and was calculated based on the probability of achieving the specified milestones and the discounting of expected future cash flows. As of December 31, 2015, the estimated fair value of the contingent payments was $74 million, with changes in the estimated fair value recognized in other (income) expense, net within the consolidated and combined statements of income. Refer to Note 10 for additional information regarding the contingent payment liability.

The company allocated $74 million of the total consideration to acquired IPR&D, which is being accounted for as an indefinite-lived intangible asset, with the residual consideration of $73 million recorded as goodwill. The acquired IPR&D primarily relates to Chatham’s hemophilia A (factor VIII) program, which was in preclinical stage at the time of the acquisition and was expected to be completed in approximately 10 years as of the acquisition date. The value of the IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risks in such activities, discounted at a rate of 12%. Additional R&D will be required prior to obtaining regulatory approval and, as of the acquisition date, incremental R&D costs were projected to be in excess of $130 million. The goodwill, which may be deductible for tax purposes depending on the ultimate resolution of the contingent payment liabilities, includes the value of potential future

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NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

technologies as well as the overall strategic benefits of the acquisition to the company in the hemophilia market.

Inspiration / Ipsen Acquisition

In March 2013, the investigational hemophilia compound OBIZUR and related assets were acquired from Inspiration BioPharmaceuticals, Inc. (Inspiration), and certain other OBIZUR related assets, including manufacturing operations, were acquired from Ipsen Pharma S.A.S. (Ipsen) in conjunction with Inspiration’s bankruptcy proceedings. Ipsen was Inspiration’s senior secured creditor and had been providing Inspiration with debtor-in-possession financing to fund Inspiration’s operations and the sales process. Additionally, Ipsen was the owner of certain assets acquired in the transaction.

OBIZUR is a recombinant porcine factor VIII that was approved in the United States in 2014 and in Canada and Europe in 2015 for the treatment of patients with acquired hemophilia A, and is being investigated for the treatment of congenital hemophilia A patients with inhibitors.

The estimated fair value of contingent payment liabilities at the acquisition date was $269 million, based on the probability of achieving the specified milestones, of up to $135 million, and sales-based payments, and the discounting of expected future cash flows. The estimated fair value of contingent payment liabilities was recorded in other long-term liabilities as part of the consideration transferred. As of December 31, 2015, the estimated fair value of the contingent payments was $360 million, with changes in the estimated fair value recognized in other (income) expense, net within the consolidated and combined statements of income. Refer to Note 10 for additional information regarding the contingent payment liability.

Goodwill of $7 million principally included the value associated with the assembled workforce at the acquired manufacturing facility. The goodwill is deductible for tax purposes. Other intangible assets of $288 million related to acquired IPR&D activities, and the total was accounted for as an indefinite-lived intangible asset at the acquisition date. The value of the IPR&D was calculated using cash flow projections adjusted for the inherent technical, regulatory, commercial and obsolescence risk associated with such activities, discounted at a rate of 13%. In 2014, the acquired IPR&D was reclassified as a definite-lived intangible asset following regulatory approval. It is being amortized on a straight-line basis over an estimated useful life of 15 years.

Collaborations

Precision BioSciences

In February 2016, Baxalta entered into a strategic immuno-oncology collaboration with Precision BioSciences (Precision), a private biopharmaceutical company based in the United States, specializing in genome editing technology. Together, Baxalta and Precision will develop chimeric antigen receptor (CAR) T cell therapies for up to six unique targets, with the first program expected to enter clinical studies in late 2017. On a product-by-product basis, following successful completion of early-stage research activities up to Phase 2, Baxalta will have exclusive option rights to complete late-stage development and worldwide commercialization. Precision is responsible for development costs for each target prior to option exercise. The company will make an upfront payment of $105 million to Precision, which will be recorded as R&D expense in the first quarter of 2016. The company may make additional payments related to option fees and development, regulatory, and commercial milestones totaling up to $1.6 billion, in addition to future royalty payments on worldwide sales. Precision also has the right to participate in the development and commercialization of any licensed products resulting from the collaboration through a 50/50 co-development and co-promotion option in the United States.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

Symphogen

In December 2015, the company entered into a research, option and commercial agreement with Symphogen, a private biopharmaceutical company headquartered in Denmark that is developing recombinant antibodies and antibody mixtures. Under the terms of the agreement, the company has options to obtain exclusive licensing rights for three specified proteins in development for the treatment of immune-oncology diseases as well as three additional proteins that may be selected at a later date. Each option is exercisable for a period of 90 days when each protein is ready for Phase II clinical trials. Symphogen is responsible for development costs for each protein until option exercise, at which point Baxalta would be responsible for development costs.

The company made an upfront payment of $175 million in January 2016, which was recognized as R&D expense in 2015 upon entering into the agreement. Each option exercise fee is variable depending on when it is exercised, with a maximum exercise price of up to €20 million for each protein. The company may make additional payments of up to approximately €1.2 billion related to development, regulatory and commercial milestones achieved after option exercise for all six proteins, in addition to future royalty payments.

SFJ Pharmaceuticals Group

In June 2015, the company entered into an agreement with SFJ Pharmaceuticals Group (SFJ) relating to adalimumab (BAX 923), whereby SFJ will fund up to $200 million of specified development costs related to the company’s BAX 923 program, in exchange for payments in the event the product obtains regulatory approval in the United States or Europe. The terms of the agreement include funding limitations of up to $50 million for incurred costs through Phase I development and cumulative spending caps in six month intervals through December 31, 2017. The contingent success payments total approximately 5.5 times the incurred development costs and are payable in annual installments over an approximate eight-year period following the dates of regulatory approval. The development funding from SFJ is being recognized as an offset to R&D expenses as incurred because there is substantive and genuine transfer of risk to SFJ. The R&D expense offset for 2015 totaled $58 million. BAX923 is one of the biosimilars in which the company is collaborating with Momenta Pharmaceuticals, Inc. as further described below.

Merrimack Pharmaceuticals, Inc.

In September 2014, the company entered into an exclusive license agreement with Merrimack Pharmaceuticals, Inc. (Merrimack) relating to the development and commercialization of MM-398 (nanoliposomal irinotecan injection), also known as “nal-IRI”. The arrangement includes all potential indications for MM-398 across all markets with the exception of the United States and Taiwan. The first indication being pursued is for the treatment of patients with metastatic pancreatic cancer who were previously treated with gemcitabine-based therapy. In 2014, the company recognized an R&D charge of $100 million related to the upfront payment. Upon entering into the agreement, the company had the potential to make future payments of up to $870 million related to the achievement of development, regulatory, and commercial milestones, in addition to royalty payments.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

CTI BioPharma Corp.

In November 2013, the company acquired approximately 16 million shares of CTI BioPharma Corp. (CTI BioPharma), which was formerly named Cell Therapeutics, Inc., common stock for $27 million. The company also entered into an exclusive worldwide licensing agreement with CTI BioPharma to develop and commercialize pacritinib, a novel investigational JAK2/FLT3 inhibitor with activity against genetic mutations linked to myelofibrosis, leukemia and certain solid tumors. At the time the company entered into the agreement, pacritinib was in Phase III development for patients with myelofibrosis, a chronic malignant bone marrow disorder. Under the terms of the agreement, the company gained commercialization rights for all indications of pacritinib outside the United States, while the company and CTI BioPharma will jointly commercialize pacritinib in the United States. Under the terms of the initial agreement, CTI BioPharma is responsible for the funding of the majority of development activities as well as the manufacture of the product. In 2013, the company recognized an R&D charge of $33 million related to an upfront payment. Upon entering into the agreement, the company had the potential to make future payments of up to $302 million related to the achievement of development, regulatory and commercial milestones, in addition to future royalty payments.

In June 2015, the company entered into an amendment with CTI BioPharma Corp (CTI BioPharma). Pursuant to the amendment, the company paid $32 million to CTI BioPharma relating to two contingent milestone payments included in the original agreement. The company obtained certain additional rights relating to manufacturing and supply, and CTI BioPharma committed to spend a specified amount on the development of pacritinib through February 2016, with failure to do so resulting in payments to the company equal to the deficiency.

Coherus Biosciences, Inc.

In August 2013, the company entered into an exclusive license agreement with Coherus Biosciences, Inc. (Coherus) to develop and commercialize a biosimilar to ENBREL® (etanercept) for Europe, Canada, Brazil and certain other markets. The company also has the right of first refusal to certain other biosimilars in the collaboration. Under the terms of the agreement, Coherus is responsible for the development plan, preparation of regulatory filings, and manufacture of the product, subject to certain cost reimbursement by the company. The company can terminate the agreement if certain costs exceed a specific cap. In 2013, the company recognized an R&D charge of $30 million related to its decision to pursue the development of etanercept. Upon entering into the agreement, the company had the potential to make future payments of up to $169 million relating to the achievement of development and regulatory milestones, in addition to future royalty payments.

Momenta Pharmaceuticals, Inc.

In February 2012, the company entered into an exclusive license agreement with Momenta to develop and commercialize biosimilars. The arrangement includes specified funding by the company, as well as other responsibilities, relating to development and commercialization activities. In 2012, the company recognized an R&D charge of $33 million related to an upfront payment. Upon entering into the agreement, the company had the potential to make future payments of up to approximately $202 million related to the exercise of options to develop additional products and the achievement of technical, development and regulatory milestones for these products, in addition to future royalty payments and potential profit-sharing payments.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5 ACQUISITIONS AND COLLABORATIONS (Continued)

Payments to Collaboration Partners

R&D expenses related to payments to collaboration partners were $430 million, $242 million and $80 million during 2015, 2014, and 2013, respectively. Expenses related to upfront payments were $175 million, $100 million and $63 million during 2015, 2014 and 2013, respectively; and expenses related to milestone payments were $215 million, $117 million and $15 million during 2015, 2014 and 2013, respectively. The remainder primarily related to R&D cost reimbursements. Payments to collaboration partners classified in cost of sales were not significant in 2015, 2014 and 2013.

Unfunded Contingent Payments

At December 31, 2015, the company’s unfunded contingent milestone payments associated with all of its collaborative arrangements totaled $2.1 billion. This total includes contingent payments associated with the SFJ agreement related to development costs funded through December 31, 2015. This total excludes contingent royalty and profit-sharing payments, contingent payment liabilities arising from business combinations, which are further discussed in Note 11, and potential milestone payments and option exercise fees associated with the Symphogen arrangement because they would be payable only if the company chooses to exercise one or more of its options. Based on the company’s projections, any contingent payments made in the future will be more than offset by the estimated net future cash flows relating to the rights acquired for those payments.

NOTE 6 GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following is a summary of the activity in goodwill:

(in millions)
December 31, 2013	$524
Additions	75
Currency translation and other adjustments	(34)
December 31, 2014	$565
Additions	281
Currency translation and other adjustments	(17)
December 31, 2015	$829

The additions during 2015 related to the acquisition of the ONCASPAR business and SuppreMol. The additions during 2014 primarily related to the acquisition Chatham. These acquisitions are further discussed in Note 5.

As of December 31, 2015, there were no accumulated goodwill impairment losses.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6 GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

Other intangible assets, net

The following is a summary of the company’s other intangible assets:

(in millions)	Developed technology, including patents	Other amortized intangible assets	Indefinite- lived intangible assets	Total
December 31, 2015
Gross other intangible assets	$1,247	$29	$238	$1,514
Accumulated amortization	(190)	(29)	—	(219)
Other intangible assets, net	$1,057	$—	$238	$1,295
December 31, 2014
Gross other intangible assets	$440	$29	$149	$618
Accumulated amortization	(133)	(26)	—	(159)
Other intangible assets, net	$307	$3	$149	$459

The increase in other intangible assets, net during the year ended December 31, 2015 was primarily due to IPR&D acquired in the acquisition of SuppreMol and developed technology acquired in the acquisition of the ONCASPAR business, partially offset by an impairment charge on IPR&D from the AesRx acquisition, as further described in Note 5, amortization expense and CTA.

Intangible asset amortization expense was $53 million and $16 million in the years ended December 31, 2015 and 2014, respectively. The following table presents anticipated annual amortization expense for 2016 through 2020 for definite-lived intangible assets recorded as of December 31, 2015:

(in millions)	2016	2017	2018	2019	2020
Anticipated annual intangible asset amortization expense	$77	$74	$73	$69	$69

NOTE 7 BUSINESS OPTIMIZATION ITEMS

Prior to the separation, the company participated in business optimization plans initiated by Baxter. The company’s total charges (benefits) related to business optimization plans are presented below:

years ended December 31 (in millions)	2015	2014	2013
Charges	$5	$43	$133
Reserve adjustments	(17)	(10)	—
Total business optimization (benefits) expenses	(12)	33	133
Discontinued operations	—	(8)	(101)
Business optimization (benefits) expenses in continuing operations	$(12)	$25	$32

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7 BUSINESS OPTIMIZATION ITEMS (Continued)

During 2015, the company adjusted certain previously estimated business optimization charges resulting in a $17 million benefit. The adjustments were primarily due to lower severance payments than previously estimated from business optimization programs in prior years. The 2015 period also included charges of $5 million in selling, general and administrative expenses primarily relating to re-alignment of certain functions. During 2014, the company recorded charges of $2 million in cost of sales, $1 million in selling, general and administrative expenses and $22 million in R&D expenses (with an additional $8 million recorded in discontinued operations). The charges during 2014 primarily related to re-alignment of certain R&D activities and rationalization of manufacturing facilities. During 2013, the company recorded charges of $5 million in cost of sales, $3 million in selling, general and administrative expenses and $24 million in R&D expenses (with an additional $101 million recorded in discontinued operations). The charges during 2013 included severance and other non-cash impairment losses associated with the discontinuation of certain R&D programs associated with the vaccines business.

The following table summarizes activity in the reserves related to business optimization initiatives:

(in millions)
Reserves as of December 31, 2014	$60
Charges	5
Reserve adjustments	(17)
Separation-related adjustments and other	(17)
Utilization	(19)
Reserves as of December 31, 2015	$12

Separation-related adjustments and other included a reduction in the company’s business optimization reserves related to certain liabilities that were not transferred to Baxalta as part of the separation and the impact of CTA.

The reserves are expected to be substantially utilized by the end of 2016. Management believes that these reserves are adequate. However, adjustments may be recorded in the future as the programs are completed.

NOTE 8 DEBT, CAPITAL LEASE OBLIGATIONS AND OTHER FINANCING ARRANGEMENTS

As of December 31, 2014 and through the date of the senior notes issuance described below, Baxter’s third-party debt and the related interest expense were not allocated to the company as the company was not the legal obligor of the debt and Baxter borrowings were not directly attributable to the company’s business.

Significant Debt Issuances

On June 23, 2015, the company issued senior notes with a total aggregate principal amount of $5 billion. The company used the net proceeds to make a cash distribution of $4 billion to Baxter as partial consideration for the contribution of net assets to the company in connection with the separation, and the remainder was or is intended to be used for general corporate purposes, including to fund acquisitions. The $4 billion cash distribution to Baxter was made on June 23, 2015.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8 DEBT, CAPITAL LEASE OBLIGATIONS AND OTHER FINANCING ARRANGEMENTS (Continued)

Below is a summary of the company’s debt and capital lease obligations outstanding as of December 31, 2015.

(in millions, except for percentage information)	Aggregate Principal	Coupon Rate	Effective Interest Rate in 2015(1)	Carrying Amount at December 31, 2015(2)
Variable-rate notes due 2018	$375	LIBOR plus 0.78%	1.3%	$373
Fixed-rate notes due 2018	375	2.000%	2.2%	373
Fixed-rate notes due 2020	1,000	2.875%	2.9%	994
Fixed-rate notes due 2022	500	3.600%	3.6%	496
Fixed-rate notes due 2025	1,750	4.000%	4.0%	1,730
Fixed-rate notes due 2045	1,000	5.250%	5.1%	983
Other (including capital lease obligations)	N/A	N/A	N/A	319
Total debt and capital lease obligations				5,268
Current portion				(3)
Long-term portion				$5,265

(1) Excludes the effect of any related interest rate swaps.

(2)  Book values include any discounts, premiums and adjustments related to hedging instruments.

In connection with this issuance, the company recognized a debt discount of $51 million and deferred issuance costs totaling $8 million, which were recorded as a direct deduction from the carrying amount of the debt. Refer to Note 9 for information regarding interest rate derivative contracts the company has entered into related to the senior notes.

Credit Facilities

In July 2015, the company entered into a credit agreement providing for a senior revolving credit facility that provides the company with access to an aggregate principal amount of up to $1.2 billion maturing in 2020, of which no amounts are currently outstanding. Effective November 12, the company entered into Amendment No. 1 to the credit agreement. The amendment narrows the definition of “Change of Control.” The other material terms of the credit agreement, including covenants, remain unchanged. The facility enables the company to borrow funds on an unsecured basis at variable interest rates, and contains various financial and other covenants, including a net leverage ratio covenant and an interest coverage ratio covenant, as well as events of default with respect to the company. The credit facility also provides for the issuance of letters of credit, which reduces the maximum capacity of this facility. At December 31, 2015, the amount of letters of credit issued was insignificant.

The company also entered into a Euro-denominated senior revolving credit facility in an aggregate principal amount of up to €200 million maturing in 2020, with similar terms as the above credit facility, of which no amounts are currently outstanding. Effective November 12, 2015, the company entered into an amendment to this credit facility. Similar to the amendment discussed above, this amendment narrows the definition of “Change of Control.” The non-performance of any financial institution

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8 DEBT, CAPITAL LEASE OBLIGATIONS AND OTHER FINANCING ARRANGEMENTS (Continued)

supporting either of the credit facilities would reduce the maximum capacity of these facilities by each institution’s respective commitment.

The company also maintains other credit arrangements, which totaled $80 million at December 31, 2015. There were no borrowings outstanding under these arrangements at December 31, 2015.

Capital Lease Obligations

The company leases certain facilities under capital leases. During 2014, the company entered into a leasing arrangement for a new global innovation center in Cambridge, Massachusetts and recorded a capital lease obligation of $263 million. During 2015, the company entered into a leasing arrangement for its corporate headquarters in Bannockburn, Illinois and recorded a capital lease obligation of $41 million. As of December 31, 2015 and 2014, the company’s total capital lease obligations, including current maturities, were $319 million and $275 million, respectively.

Future Payments on Capital Lease Obligations and Debt Maturities

(in millions)	December 31, 2015
2016	$3
2017	31
2018	768
2019	18
2020	1,018
Thereafter	3,612
Total obligations	5,450
Fair value hedges and unamortized bond discounts	(182)
Total debt and capital lease obligations	$5,268

NOTE 9 DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

The company does not hold any instruments for trading purposes and none of the company’s outstanding derivative instruments contain credit-risk-related contingent features.

Interest Rate Risk Management

The company is exposed to the risk that its earnings and cash flows could be adversely impacted by fluctuations in benchmark interest rates relating to its existing debt obligations or anticipated issuances of debt. The company’s policy is to manage this risk to an acceptable level.

Foreign Currency Risk Management

The company is primarily exposed to foreign exchange risk with respect to recognized assets and liabilities, forecasted transactions and net assets denominated in the Euro, Japanese Yen, British Pound, Swiss Franc, Australian Dollar, Turkish Lira, Russian Ruble, Chinese Renminbi, Colombian Peso and Argentine Peso.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9 DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY (Continued)

In periods prior to the separation, the company participated in Baxter’s foreign currency risk management program through a central shared entity, which entered into derivative contracts to hedge foreign currency risk associated with forecasted transactions for the entire company, including for Baxalta’s operations. Gains and losses on derivative contracts entered into by Baxter were allocated to Baxalta and partially offset gains and losses on underlying foreign currency exposures. The fair value of outstanding derivative instruments were not allocated to Baxalta’s combined balance sheets. In connection with the separation, the company began entering into foreign currency derivative contracts on its own behalf and has recorded the related fair value on its consolidated and combined balance sheet as of December 31, 2015. The contracts are classified as either short-term or long-term based on the scheduled maturity of the instrument.

Cash Flow Hedges

The company may use options, including collars and purchased options, and forwards to hedge the foreign exchange risk to earnings relating to forecasted transactions and recognized assets and liabilities. In December 2014 and during the three months ended March 31, 2015, the company entered into $1.8 billion of forward-starting interest rate swaps to hedge the risk to earnings associated with movements in benchmark interest rates relating to an anticipated issuance of debt. The total notional amount of the forward-starting interest rate swaps was $550 million as of December 31, 2014. During 2015, in conjunction with the debt issuance described in Note 8, the company terminated the swaps, which resulted in a $37 million net gain that was deferred in AOCI and is being amortized as a decrease to net interest expense over the terms of the underlying debt.

For each derivative instrument that is designated and effective as a cash flow hedge, the gain or loss on the derivative is recorded in AOCI and then recognized in earnings consistent with the underlying hedged item. Option premiums or net premiums paid are initially recorded as assets and reclassified to other comprehensive income (OCI) over the life of the option, and then recognized in earnings consistent with the underlying hedged item. Cash flow hedges are classified in net sales, cost of sales, and net interest expense, and primarily relate to forecasted third-party sales denominated in foreign currencies, forecasted intercompany sales denominated in foreign currencies, and anticipated issuances of debt, respectively. The maximum term over which the company has cash flow hedge contracts in place related to forecasted transactions as of December 31, 2015 was 12 months. The notional amount of foreign exchange contracts were $1.2 billion as of December 31, 2015.

In certain instances, the company may discontinue cash flow hedge accounting because the forecasted transactions are no longer probable of occurring. As of December 31, 2015, all forecasted transactions were probable of occurring and no gains or losses were reclassified into earnings.

Fair Value Hedges

The company uses interest rate swaps to convert a portion of its fixed-rate debt into variable-rate debt. These instruments hedge the company’s earnings from changes in the fair value of debt due to fluctuations in the designated benchmark interest rate. For each derivative instrument that is designated and effective as a fair value hedge, the gain or loss on the derivative is recognized immediately to earnings, and offsets the loss or gain on the underlying hedged item. Fair value hedges are classified in net interest expense, as they hedge the interest rate risk associated with certain of the company’s fixed-rate debt.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9 DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY (Continued)

The total notional amount of interest rate swaps was $1.0 billion as of December 31, 2015. There were no interest rate swaps designated as fair value hedges as of December 31, 2014.

Undesignated Derivative Instruments

The company uses forward contracts to hedge earnings from the effects of foreign exchange relating to certain of the company’s intercompany and third-party receivables and payables denominated in a foreign currency. These derivative instruments generally are not formally designated as hedges, the terms of these instruments generally do not exceed one month, and the change in fair value of these derivatives are reported in earnings.

The total notional amount of undesignated derivative instruments was $209 million as of December 31, 2015.

Gains and Losses on Derivative Instruments

The following tables summarize the income statement locations and gains and losses on the company’s derivative instruments for the years ended December 31, 2015 and 2014.

	Gain (loss) recognized in OCI		Location of gain (loss)	Gain (loss) reclassified from AOCI into income
(in millions)	2015	2014	in income statement	2015	2014
Cash flow hedges
Interest rate contracts	$38	$—	Net interest expense	$1	$—
Foreign exchange contracts	—	—	Net sales	—	—
Foreign exchange contracts	19	—	Cost of sales	46	—
Total	$57	$—		$47	$—

	Location of gain (loss)	Gain (loss) recognized in income
(in millions)	in income statement	2015	2014
Fair value hedges
Interest rate contracts	Net interest expense	$4	$—
Undesignated derivative instruments
Foreign exchange contracts	Other income, net	$(4)	$—

During 2015, the company assumed pre-tax deferred gains of $43 million related to certain foreign exchange contracts from Baxter, which were recorded in AOCI.

For the company’s fair value hedges, a loss of $4 million was recognized in net interest expense during 2015, as adjustments to the underlying hedged item, fixed-rate debt. Ineffectiveness related to the company’s cash flow and fair value hedges for 2015 was not material.

As of December 31, 2015, $11 million of deferred, net after-tax gains on derivative instruments included in AOCI are expected to be recognized in earnings during the next 12 months, coinciding with

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9 DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY (Continued)

when the hedged items are expected to impact earnings. Refer to Note 13 for the balance in AOCI associated with cash flow hedges.

Fair Values of Derivative Instruments

The following table presents the classification and estimated fair value of the company’s derivative instruments as of December 31, 2015:

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Foreign exchange contracts	Other current assets	$23	Accrued liabilities	$2
Foreign exchange contracts	Other long-term assets	—	Other long-term liabilities	—
Interest rate contracts	Other long-term assets	4
Total derivative instruments designated as hedges		$27		$2
Undesignated derivative instruments
Foreign exchange contracts	Other current assets	$1	Accrued liabilities	$1
Total derivative instruments		$28		$3

The following table presents the classification and estimated fair value of the company’s derivative instruments as of December 31, 2014:

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivative instruments designated as hedges
Interest rate contracts	Other current assets	$1	Accrued liabilities	$2

While the company’s derivatives are all subject to master netting arrangements, the company presents its assets and liabilities related to derivative instruments on a gross basis within the consolidated and combined balance sheets. Additionally, the company is not required to post collateral for any of its outstanding derivatives. If the company’s derivatives were presented on a net basis, an asset of $25 million and liability of $1 million would be reported at December 31, 2015 and 2014, respectively.

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Securitization arrangement

In April 2015, the company entered into agreements related to its trade receivables originating in Japan with a financial institution in which the entire interest in and ownership of the receivables are sold. While the company services the receivables in its Japanese securitization arrangement, no servicing asset or liability is recognized because the company receives adequate compensation to service the sold receivables.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

During 2015, sold receivables were $165 million and cash collections remitted to the owners of the receivables were $98 million. The effect of currency exchange rate changes and net losses relating to the sales of receivables were immaterial.

Fair Value Measurements

The fair value hierarchy under the accounting standard for fair value measurements consists of the following three levels:

•                  Level 1—Quoted prices in active markets that the company has the ability to access for identical assets or liabilities;

•                  Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market; and

•                  Level 3—Valuations using significant inputs that are unobservable in the market and include the use of judgment by the company’s management about the assumptions market participants would use in pricing the asset or liability.

The following tables summarize the bases used to measure financial assets and liabilities that are carried at fair value on a recurring basis in the consolidated and combined balance sheets:

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Foreign currency derivative contracts	$24	$—	$24	$—
Interest rate contracts	4	—	4	—
Available-for-sale securities
Equity securities	78	78	—	—
Foreign government debt securities	16	3	13	—
Total assets	$122	$81	$41	$—
Liabilities
Contingent payments related to acquisitions	$433	$—	$—	$433
Foreign currency derivative contracts	3	—	3	—
Total liabilities	$436	$—	$3	$433

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

		Basis of fair value measurement
(in millions)	Balance as of December 31, 2014	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Available-for-sale securities
Equity securities	$71	$71	$—	$—
Foreign government debt securities	18	3	15	—
Interest rate contracts	1	—	1	—
Total assets	$90	$74	$16	$—
Liabilities
Contingent payments related to acquisitions	$518	$—	$—	$518
Interest rate contracts	2	—	2	—
Total liabilities	$520	$—	$2	$518

As of December 31, 2015, cash and equivalents of $1.0 billion included money market funds of approximately $100 million. Money market funds would be considered Level 2 in the fair value hierarchy.

For assets that are measured using quoted prices in active markets, the fair value is the published market price per unit multiplied by the number of units held, without consideration of transaction costs. The fair values of foreign government debt securities are obtained from pricing services or broker/dealers who either use quoted prices in an active market or proprietary pricing applications, which include observable market information for like or same securities.

Contingent payments related to acquisitions consist of development, regulatory and commercial milestone payments, in addition to sales-based payments, and are valued using discounted cash flow techniques. The fair value of development, regulatory and commercial milestone payments reflects management’s expectations of probability of payment, and increases or decreases as the probability of payment or expectation of timing of payments changes. As of December 31, 2015, management’s expected weighted-average probability of payment for development, regulatory and commercial milestone payments was approximately 21%, with individual probabilities ranging from 10%-80%. As of December 31, 2015 the weighted average discount rate used in the fair value estimates was 8.1%.

The fair value of sales-based payments is based upon probability-weighted future revenue estimates, and increases or decreases as revenue estimates or expectations of timing of payments change.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The following table provides information relating to the company’s investments in available-for-sale equity securities:

(in millions)	Amortized cost	Unrealized gains	Unrealized (losses)	Fair value
December 31, 2015
Available-for-sale equity securities	$55	$28	$(5)	$78
December 31, 2014
Available-for-sale equity securities	$59	$21	$(9)	$71

During 2015, the company recorded $14 million in other-than-temporary impairment charges based on the duration of losses related to three of the company’s investments. During 2014, the company recorded a $45 million other-than-temporary impairment charge to write-down the investment in Onconova common stock to its fair value based on the duration and severity of the loss. The other-than-temporary impairment charges recorded during 2015 and 2014 were reported in other (income) expense, net.

During 2013, the company acquired approximately 16 million shares of CTI BioPharma common stock, which are classified as available-for-sale equity securities, for $27 million. Refer to Note 5 for additional information regarding the CTI BioPharma arrangement.

The company had cumulative unrealized gains on available-for-sale debt securities of less than $1 million as of both December 31, 2015 and 2014.

The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consists of contingent payments related to acquisitions:

(in millions)	Contingent payments
Fair value as of December 31, 2013	$291
Additions	142
Payments	(12)
Net losses recognized in earnings	124
Currency translation adjustments	(27)
Fair value as of December 31, 2014	$518
Separation related adjustment	37
Additions	—
Payments	(8)
Net gains recognized in earnings	(97)
Currency translation adjustments	(17)
Fair value as of December 31, 2015	$433

In 2015, the company recognized a gain of $97 million in other (income) expense, net related to a reduction of the estimated fair value of contingent payment liabilities for certain milestones associated with the acquisitions of OBIZUR, Chatham, and AesRx. Also, the company recorded a separation-

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

related adjustment of $37 million in 2015 for contingent payment liabilities related to foreign exchange losses that were not previously allocated to Baxalta in periods prior to the separation.

In 2014, the company’s additions related to the contingent payment liabilities associated with the acquisitions of Chatham and AesRx. The net loss recognized in earnings and reported in other (income) expense, net primarily related to an increase in the estimated fair value of contingent payment liabilities associated with the 2013 acquisition of OBIZUR and related assets from Inspiration / Ipsen.

Book Values and Fair Values of Financial Instruments

In addition to the financial instruments that the company is required to recognize at fair value on the consolidated and combined balance sheets, the company has certain financial instruments that are recognized at historical cost or some basis other than fair value. For these financial instruments, the following table provides the values recognized on the consolidated or combined balance sheets and the approximate fair values:

	Book values		Approximate fair values
(in millions)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Assets
Investments	$21	$31	$21	$31
Liabilities
Current maturities of lease obligations	3	—	3	—
Long-term debt and lease obligations	$5,265	$275	$5,396	$275

Investments include certain cost method investments whose fair value is based on Level 3 inputs. The estimated fair value of capital lease obligations is based on Level 2 inputs. The estimated fair values of long-term debt were computed by multiplying price by the notional amount of the respective debt instrument. Price is calculated using the stated terms of the respective debt instrument and yield curves commensurate with the company’s credit risk. The discount factors used in the calculations reflect the non-performance risk of the company. The carrying values of the other financial instruments approximate their fair values due to the short-term maturities of most of these assets and liabilities.

During 2015 and 2014, the company recorded $31 million and $64 million of income in other (income) expense, net related to equity method investments, which primarily represented realized gains from funds that sold portfolio companies in both periods, as well as gains from the sale of certain investments in 2015 and 2014.

NOTE 11 COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The company leases certain facilities and equipment under operating leases expiring at various dates. The leases generally provide for the company to pay taxes, maintenance, insurance and certain other operating costs of the leased property. Most of the operating leases contain renewal options. Operating lease rent expense was $52 million in 2015, $42 million in 2014 and $40 million in 2013.

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NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11 COMMITMENTS AND CONTINGENCIES (Continued)

The following table summarizes future minimum operating lease payments:

years ending December 31 (in millions)	2016	2017	2018	2019	2020	Thereafter
Future minimum operating lease payments	$58	$52	$46	$35	$30	$161

Limited Partnership Commitments

The company has unfunded commitments of $79 million as a limited partner in various equity investments as of December 31, 2015.

Indemnifications

During the normal course of business, the company enters into indemnities, commitments and guarantees pursuant to which the company may be required to make payments related to specific transactions. In addition, the company indemnifies its directors and officers for certain losses and expenses upon the occurrence of certain prescribed events. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential for future payments that the company could be obligated to make. To help address some of these risks, the company maintains various insurance coverages. Based on experience and evaluation of the agreements, the company does not believe that any significant payments related to its indemnities will occur, and therefore the company has not recorded any associated liabilities, other than for certain tax-related indemnifications described in Note 14.

Other Contingencies

The company has other contingencies associated with its collaborative arrangements, as further discussed in Note 5, and legal contingencies, as further discussed in Note 16.

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS

Shared Baxter Plans Prior to the Separation

Prior to the transfer of net pension and other post-employment benefit (OPEB) plan obligations discussed below and with the exception of certain Austrian defined benefit pension plans, of which Baxalta was the sole sponsor prior to any transfers, the company’s employees participated in certain U.S. and international defined benefit pension and OPEB plans sponsored by Baxter. These plans included participants of Baxter’s other businesses and were accounted for as multiemployer plans in the company’s combined financial statements prior to the transfer into newly-created plans sponsored by Baxalta. As a result, no asset or liability was recorded by the company in its combined balance sheets as of December 31, 2014 to recognize the funded status of these plans. The costs of these plans were allocated to the company and recorded in cost of sales, selling, general and administrative expenses and R&D expenses in the combined statements of income. For the Baxter sponsored defined benefit pension and OPEB plans, Baxalta recorded expense of $16 million, $37 million and $45 million for 2015, 2014 and 2013, respectively, relating to Baxalta employees’ participation in Baxter sponsored plans.

The company has been the sole sponsor for certain Austrian defined benefit plans prior to the separation and has accounted for the Austrian defined benefit plans as single employer plans for the periods presented below.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

Impact of Separation

During the second quarter of 2015, Baxalta assumed certain pension and OPEB obligations and plan assets related to newly-created single employer plans for Baxalta employees, as well as pension obligations and plan assets associated with its employees who participated in certain plans that split following the separation. The company accounted for certain plans with delayed split dates as multiple-employer plans beginning in the second quarter of 2015 because the company was responsible for its employees retiring during the interim period.

The assumed pension obligations related to plans in the United States generally related to only active employees who transferred to Baxalta in connection with the separation. The company generally did not assume obligations associated with retired or otherwise inactive employees in the United States.

Reconciliation of Pension and OPEB Plan Obligations, Assets and Funded Status

The benefit plan information in the table below pertains to all of the company’s pension and OPEB plans, both in the United States and in other countries.

	Pension
	U.S.		International		OPEB
years ended December 31 (in millions)	2015	2014	2015	2014	2015	2014
Benefit obligations
Beginning of period	$—	$—	$166	$156	$—	$—
Assumption of benefit obligations from Baxter	370	—	283	—	20	—
Service cost	14	—	19	6	1	—
Interest cost	11	—	5	5	—	—
Participant contributions	—	—	2	—	—	—
Actuarial (gain)/ loss	(19)	—	4	33	(1)	—
Benefit payments	—	—	(7)	(5)	—	—
Settlements	—	—	(1)	(3)	—	—
Foreign exchange and other	—	—	(24)	(26)	—	—

End of period	$376	$—	$447	$166	$20	$—

Fair value of plan assets
Beginning of period	$—	$—	$—	$—	$—	$—
Assumption of plan assets from Baxter	227	—	128	—	—	—
Actual return on plan assets	(7)	—	—	—	—	—
Employer contributions	—	—	12	8	—	—
Participant contributions	—	—	2	—	—	—
Benefit payments	—	—	(7)	(5)	—	—
Settlements	—	—	(1)	(3)	—	—
Foreign exchange and other	—	—	(1)	—	—	—

End of period	220	—	133	—	—	—

Funded status at December 31	$(156)	$—	$(314)	$(166)	$(20)	$—

Amounts recognized in the consolidated and combined balance sheets
Current liability	$—	$—	$(5)	$(5)	$—	$—
Noncurrent liability	(156)	—	(309)	(161)	(20)	—

Net liability recognized at December 31	$(156)	$—	$(314)	$(166)	$(20)	$—

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

Foreign exchange and other during 2015 includes approximately $9 million of benefit obligations associated with the Austrian plans that were transferred from the company to Baxter. The assumption of benefit obligations and plan assets from Baxter include adjustments recorded during the second half of 2015.

Accumulated Benefit Obligation Information

The pension obligation information in the table above represents the projected benefit obligation (PBO). The PBO incorporates assumptions relating to future compensation levels. The accumulated benefit obligation (ABO) is the same as the PBO except that it includes no assumptions relating to future compensation levels. The ABO for all of the company’s U.S. pension plans was $315 million at the December 31, 2015 measurement date. The ABO for all of the company’s International pension plans was $343 million and $133 million at the December 31, 2015 and 2014 measurement dates, respectively.

The information in the funded status table above represents the totals for all of the company’s pension plans. The following is information relating to the individual plans in the funded status table above that have an ABO in excess of plan assets.

as of December 31 (in millions)	2015	2014
U.S.
ABO	$315	$—
Fair value of plan assets	220	—
International
ABO	$324	$133
Fair value of plan assets	112	—

The following is information relating to the individual plans in the funded status table above that have a PBO in excess of plan assets (many of which also have an ABO in excess of assets, and are therefore also included in the table directly above).

as of December 31 (in millions)	2015	2014
U.S.
PBO	$376	$—
Fair value of plan assets	220	—
International
PBO	$447	$166
Fair value of plan assets	133	—

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

Expected Net Pension and OPEB Plan Payments for the Next 10 Years

(in millions)	U.S. Pension	International Pension	OPEB
2016	$3	$13	$—
2017	5	15	—
2018	7	15	—
2019	9	16	—
2020	11	17	—
2021 through 2025	89	104	3

Total expected net benefit payments for next 10 years	$124	$180	$3

The expected net benefit payments above reflect the company’s share of the total net benefits expected to be paid from the plans’ assets (for funded plans) or from the company’s assets (for unfunded plans). The federal subsidies relating to the Medicare Prescription Drug, Improvement and Modernization Act are not expected to be significant.

Amounts Recognized in AOCI

The pension and OPEB plans’ gains or losses, prior service costs or credits, and transition assets or obligations not yet recognized in net periodic benefit cost are recognized on a net-of-tax basis in AOCI and will be amortized from AOCI to net periodic benefit cost in the future.

The following is a summary of the pre-tax losses included in AOCI at December 31, 2015 and December 31, 2014.

(in millions)	U.S. Pension	International Pension	OPEB
Actuarial loss	$102	$154	$3
Prior service credit and transition obligation	—	1	(14)

Total pre-tax loss recognized in AOCI at December 31, 2015	$102	$155	$(11)
Actuarial loss	$—	$70	$—
Prior service credit and transition obligation	—	—	—

Total pre-tax loss recognized in AOCI at December 31, 2014	$—	$70	$—

During the second quarter of 2015, the company assumed approximately $200 million of pre-tax losses included in AOCI in connection with the separation.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

Refer to Note 13 for the net-of-tax balances included in AOCI as of each of the year-end dates. The following is a summary of the net-of-tax amounts recorded in OCI relating to pension and OPEB plans.

	U.S Pension and OPEB			International Pension
years ended December 31 (in millions)	2015	2014	2013	2015	2014	2013
Gain (loss) arising during the year, net of tax expense (benefit) for U.S. plans of $3 in 2015 and $0 in 2014 and 2013 and for international plans of $6 in 2015, ($6) in 2014 and $1 in 2013	$5	$—	$—	$(7)	$(4)	$(11)
Amortization of loss to earnings, net of tax expense for U.S. plans of $2 in 2015 and $0 in 2014 and 2013 and for international plans of $3 in 2015, $1 in 2014, and $1 in 2013	5	—	—	8	3	4

Pension and other employee benefits gain (loss)	$10	$—	$—	$1	$(1)	$(7)

Amounts Expected to be Amortized from AOCI to Net Periodic Benefit Cost in 2016

With respect to the AOCI balance at December 31, 2015, the following is a summary of the pre-tax amounts expected to be amortized to net periodic benefit cost in 2016.

(in millions)	U.S. Pension	International Pension	OPEB
Actuarial loss	$8	$10	$—
Prior service credit and transition obligation	—	—	(1)

Total pre-tax amount expected to be amortized from AOCI to net pension and OPEB cost in 2016	$8	$10	$(1)

Net Periodic Benefit Cost

	U.S. Pension			International Pension			OPEB
years ended December 31 (in millions)	2015	2014	2013	2015	2014	2013	2015	2014	2013
Net periodic benefit cost
Service cost	$14	$—	$—	$19	$6	$6	$1	$—	$—
Interest cost	11	—	—	5	5	5	—	—	—
Expected return on plan assets	(11)	—	—	(4)	—	—	—	—	—
Amortization of net losses and other deferred amounts	8	—	—	10	3	4	—	—	—
Settlement losses	—	—	—	—	1	1	—	—	—

Net periodic benefit cost	$22	$—	$—	$30	$15	$16	$1	$—	$—

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

Weighted-Average Assumptions Used in Determining Benefit Obligations at the Measurement Date

	U.S. Pension		International Pension		OPEB
	2015	2014	2015	2014	2015	2014
Discount rate	4.60%	n/a	1.50%	2.00%	4.65%	n/a
Rate of compensation increase	3.80%	n/a	3.20%	3.50%	n/a	n/a
Annual rate of increase in the per-capita cost	n/a	n/a	n/a	n/a	6.50%	n/a
Rate decreased to	n/a	n/a	n/a	n/a	5.00%	n/a
by the year ended	n/a	n/a	n/a	n/a	2022	n/a

The assumptions above, which were used in calculating the December 31, 2015 measurement date benefit obligations, will be used in the calculation of net periodic benefit cost in 2016.

Weighted-Average Assumptions Used in Determining Net Periodic Benefit Cost

	U.S. Pension			International Pension			OPEB
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Discount rate	4.30%	n/a	n/a	1.11%	3.30%	3.25%	4.30%	n/a	n/a
Expected return on plan assets	7.25%	n/a	n/a	5.31%	n/a	n/a	n/a	n/a	n/a
Rate of compensation increase	3.80%	n/a	n/a	3.41%	3.50%	3.50%	n/a	n/a	n/a
Annual rate of increase in the per-capita cost	n/a	n/a	n/a	n/a	n/a	n/a	6.50%	n/a	n/a
Rate decreased to	n/a	n/a	n/a	n/a	n/a	n/a	5.00%	n/a	n/a
by the year ended	n/a	n/a	n/a	n/a	n/a	n/a	2022	n/a	n/a

The company establishes the expected return on plan assets assumption primarily based on a review of historical compound average asset returns, both company-specific and relating to the broad market (based on the company’s asset allocation), as well as an analysis of current market and economic information and future expectations. The company plans to use a 7.00% assumption for its funded U.S. plan for 2016.

Effect of a One-Percent Change in Assumed Healthcare Cost Trend Rate on the OPEB Plan

	One percent increase	One percent decrease
years ended December 31 (in millions)	2015	2015
Effect on total of service and interest cost components of OPEB cost	$—	$—
Effect on OPEB obligation	$3	$(3)

Pension Plan Assets

A benefits committee of members of senior management is responsible for supervising, monitoring and evaluating the invested assets of the company’s funded pension plans. The benefits committee, which meets at least quarterly, abides by documented policies and procedures relating to investment goals, targeted asset allocations, risk management practices, allowable and prohibited investment

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

holdings, diversification, use of derivatives, the relationship between plan assets and benefit obligations, and other relevant factors and considerations. In the United States, the benefits committee has hired an outsourced chief investment officer (oCIO) provider, Goldman Sachs Asset Management, to perform the day-to-day management of pension assets.

The benefits committee’s documented policies and procedures include the following:

•                  Ability to pay all benefits when due;

•                  Targeted long-term performance expectations relative to applicable market indices, such as Standard & Poor’s, Russell, MSCI EAFE, and other indices;

•                  Targeted asset allocation percentage ranges (summarized below), and periodic reviews of these allocations;

•                  Specified investment holding and transaction prohibitions (for example, private placements or other restricted securities, securities that are not traded in a sufficiently active market, short sales, certain derivatives, commodities and margin transactions);

•                  Specified portfolio percentage limits on holdings in a single corporate or other entity (generally 5%, except for holdings in U.S. government or agency securities);

•                  Specified average credit quality for the fixed-income securities portfolio (at least A- by Standard & Poor’s or A3 by Moody’s);

•                  Specified portfolio percentage limits on foreign holdings; and

•                  Periodic monitoring of oCIO performance and adherence to the benefits committee’s policies.

Plan assets are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and exceed the planned benchmark investment return. Investment strategies and asset allocations are based on consideration of plan liabilities, the plans’ funded status and other factors, such as the plans’ demographics and liability durations. Investment performance is reviewed by the benefits committee on a quarterly basis and asset allocations are reviewed at least annually.

Plan assets are managed in a balanced equity and fixed income portfolio. The target allocations for plan assets are 75 percent in an equity portfolio and 25 percent in a fixed income portfolio. The documented policy includes an allocation range based on each individual investment type within the major portfolios that allows for a variance from the target allocations of approximately five percentage points. The equity portfolio may include common stock of U.S. and international companies, common/collective trust funds, mutual funds, hedge funds and real asset investments. The fixed income portfolio may include cash, money market funds with an original maturity of three months or less, U.S. and foreign government and governmental agency issues, common/collective trust funds, corporate bonds, municipal securities, derivative contracts and asset-backed securities.

While the benefits committee provides oversight over plan assets for U.S. and international plans, the summary above is specific to the plans in the United States. The plan assets for international plans are managed and allocated by the entities in each country, with input and oversight provided by the benefits committee.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

The following tables summarize the bases used to measure the pension plan assets and liabilities that are carried at fair value on a recurring basis for the U.S. funded plan.

		Basis of fair value measurement
(in millions)	Balance at December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Fixed income
Cash and cash equivalents	$6	$—	$6	$—
Common/collective trust funds	54	—	54	—
Equity
Common/collective trust funds	149	19	130	—
Hedge fund	11	—	11	—
Fair value of pension plan assets	$220	$19	$201	$—

The following tables summarize the bases used to measure the pension plan assets and liabilities that are carried at fair value on a recurring basis for the international funded plans.

		Basis of fair value measurement
(in millions)	Balance at December 31, 2015	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Fixed income
Cash and cash equivalents	$8	$8	$—	$—
Government agency issues	1	1	—	—
Corporate bonds	29	29	—	—
Mutual Funds	35	35	—	—
Equity
Common stock:
Large cap	17	17	—	—
Mid cap	1	1	—	—
Small cap	—	—	—	—
Total common stock	18	18	—	—
Mutual funds	25	25	—	—
Real Estate funds	10	8	2	—
Other holdings	7	—	7	—
Fair value of pension plan assets	$133	$124	$9	$—

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

The assets and liabilities of the company’s pension plans are valued using the following valuation methods:

Investment category	Valuation methodology
Cash and cash equivalents	These largely consist of a short-term investment fund, U.S. dollars and foreign currency. The fair value of the short-term investment fund is based on the net asset value

Government agency issues	Values are based quoted prices in an active market

Corporate bonds	Values are based on the valuation date in an active market

Common stock	Values are based on the closing prices on the valuation date in an active market on national and international stock exchanges

Mutual funds	Values are based on the net asset value of the units held in the respective fund which are obtained from national and international exchanges

Common/collective trust funds	Values are based on the net asset value of the units held at year end

Real estate funds

The value of these assets are either determined by the net asset value of the units held in the respective fund which are obtained from national and international exchanges or based on the net asset value of the underlying assets of the fund provided by the fund manager

Other holdings	The value of these assets vary by investment type and are primarily based on reputable pricing vendors that typically use pricing matrices or models

Expected Pension and OPEB Plan Funding

The company’s funding policy for its pension plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that the company may determine to be appropriate considering the funded status of the plans, tax deductibility, the cash flows generated by the company, and other factors. Volatility in the global financial markets could have an unfavorable impact on future funding requirements. The company has no obligation to fund its principal plans in the United States in 2016. The company continually reassesses the amount and timing of any discretionary contributions. The company expects to make cash contributions to its pension plans of at

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 RETIREMENT AND OTHER BENEFIT PROGRAMS (Continued)

least $9 million in 2016, primarily related to the company’s international plans. The company expects to have net cash outflows relating to its OPEB plan of less than $1 million in 2016.

The table below details the funded status percentage of the company’s pension plans as of December 31, 2015, including certain plans that are unfunded in accordance with the guidelines of the company’s funding policy outlined above.

	United States		International
as of December 31, 2015 (in millions)	Qualified plans	Nonqualified plan	Funded plans	Unfunded plans	Total
Fair value of plan assets	$220	n/a	$133	n/a	$353
PBO	349	$27	281	$166	823
Funded status percentage	63%	n/a	47%	n/a	43%

U.S. Defined Contribution Plan

Most U.S. employees are eligible to participate in a qualified defined contribution plan. Company contributions were $21 million in 2015, $20 million in 2014 and $16 million in 2013.

NOTE 13 ACCUMULATED OTHER COMPREHENSIVE INCOME

The following is a net-of-tax summary of the changes in AOCI by component for the years ended 2015 and 2014.

(in millions)	Foreign Currency Translation	Pension and Other Employee Benefits	Available- for-sale Securities	Hedging Activities	Total
Gains (losses)
Balance as of December 31, 2014	$(387)	$(52)	$7	$(1)	$(433)
Other comprehensive (loss) income before reclassifications	(362)	(2)	(9)	36	(337)
Amounts reclassified from AOCI(a)	—	13	10	(30)	(7)
Net other comprehensive (loss) income	(362)	11	1	6	(344)
Separation-related adjustments	390	(145)	9	28	282
Balance as of December 31, 2015	$(359)	$(186)	$17	$33	$(495)

(in millions)	Foreign Currency Translation	Pension and Other Employee Benefits	Available- for-sale Securities	Hedging Activities	Total
Gains (losses)
Balance as of December 31, 2013	$—	$(51)	$(13)	$—	$(64)
Other comprehensive (loss) income before reclassifications	(387)	(4)	(20)	(1)	(412)
Amounts reclassified from AOCI(a)	—	3	40	—	43
Net other comprehensive (loss) income	(387)	(1)	20	(1)	(369)
Balance as of December 31, 2014	$(387)	$(52)	$7	$(1)	$(433)

(a)  See table below for details about these reclassifications.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13 ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

The net separation-related adjustments during 2015 primarily related to the assumption of deferred hedging gains and deferred pension losses during the second quarter of 2015, as well as differences between AOCI transferred to Baxalta as a result of the separation and AOCI reported in the company’s combined balance sheet as of June 30, 2015.

The following is a summary of the amounts reclassified from AOCI to net income during the years ended December 31, 2015 and 2014.

	Amounts reclassified from AOCI(a)
(in millions)	2015	2014	Location of impact in income statement
Amortization of pension and other employee benefits
Actuarial losses and other	$(18)	$(4)	(b)
	(18)	(4)	Total before tax
	5	1	Tax benefit
	$(13)	$(3)	Net of tax
Gains (losses) on hedging activities
Foreign exchange contracts	$46	$—	Cost of sales
Interest rate contracts	1		Net interest expense
	47	—	Total before tax
	(17)	—	Tax expense
	$30	$—	Net of tax
Gains (losses) on available-for-sale securities
Other-than-temporary impairment of available-for-sale equity security	$(14)	$(45)	Other (income) expense, net
Gain on available-for-sale equity security	3	—	Other (income) expense, net
	(11)	(45)	Total before tax
	1	5	Tax benefit
	(10)	(40)	Net of tax
Total reclassification for the period	$7	$(43)	Total net of tax

(a)  Amounts in parentheses indicate reductions to net income.

(b)  These AOCI components are included in the computation of net periodic benefit cost disclosed in Note 12.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14 INCOME TAXES

Income from Continuing Operations Before Income Tax Expense by Category

years ended December 31 (in millions)	2015	2014	2013
United States	$618	$728	$881
International	580	804	732
Income before income taxes	$1,198	$1,532	$1,613

Income Taxes on Continuing Operations

years ended December 31 (in millions)	2015	2014	2013
Current
United States	$283	$273	$326
International	52	5	42
Current income tax expense	335	278	368
Deferred
United States	(52)	27	(40)
International	(13)	41	(3)
Deferred income tax (benefit) expense	(65)	68	(43)
Income tax expense	$270	$346	$325

Income Tax Expense Reconciliation

years ended December 31 (in millions)	2015	2014	2013
Income tax expense at U.S. statutory rate	$420	$536	$565
Tax incentives	(112)	(111)	(146)
Foreign taxes less than U.S. rate	(48)	(98)	(89)
State and local taxes	15	26	32
Branded Prescription Drug Fee	10	20	7
Research and Orphan Drug Credit	(7)	(7)	(10)
Domestic manufacturing deduction	(14)	—	—
Tax contingencies	12	(19)	(30)
Other items	(6)	(1)	(4)
Income tax expense	$270	$346	$325

The effective income tax rate for continuing operations was 22.5% in 2015, 22.6% in 2014, and 20.1% in 2013. As detailed in the income tax expense reconciliation table above, the company’s effective tax rate differs from the U.S. federal statutory rate each year due to certain operations that are subject to tax incentives, state and local taxes, and foreign taxes that are different than the U.S. federal statutory rate. In addition, the effective tax rate can be impacted each period by discrete factors and events.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14 INCOME TAXES (Continued)

The benefit from foreign operations reflects the impact of lower income tax rates in locations outside the United States, as well as tax exemptions and incentives in Switzerland, Singapore, and other foreign tax jurisdictions. Earnings outside the United States of $77 million incurred prior to the separation are not deemed to be indefinitely reinvested and have an associated income tax of $9 million. Management intends to continue to reinvest all other historical and future earnings in several jurisdictions outside of the United States indefinitely, and therefore has not recognized U.S. income tax expense on these earnings.

The company has received tax incentives in certain taxing jurisdictions outside the United States. The financial impact of the reductions as compared to the statutory tax rates is indicated in the income tax expense reconciliation table above. The tax reductions as compared to the local statutory rate favorably impacted earnings from continuing operations per diluted share by $0.17 in 2015, $0.16 in 2014 and $0.21 in 2013.

Deferred Tax Assets and Liabilities

as of December 31 (in millions)	2015	2014
Deferred tax assets
Compensation and retirement benefits	$213	$92
Tax credits and net operating losses	40	3
Capital lease obligations	116	—
Accrued expenses	123	198
Valuation allowances	(4)	—
Total deferred tax assets	488	293
Deferred tax liabilities
Subsidiaries’ unremitted earnings	(9)	(34)
Fixed assets	(313)	(258)
Intangible assets	(148)	(78)
Other items	(4)	31
Total deferred tax liabilities	(474)	(339)
Net deferred tax asset	$14	$(46)

In 2015, certain prior period amounts were reclassified to conform with the current period presentation, primarily in connection with the classification of prepaid taxes associated with deferred intercompany profit in inventory from the deferred taxes rollforward. The company has elected to adopt ASU No. 2015-17, as further discussed in Note 2, starting with the period ending December 31, 2015 and retroactively applying to the balances as of December 31, 2014. The company has prepared these financial statements in accordance with the new guidance requiring that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. Additional reclassifications were made with respect to prior period deferred items to better identify the true nature of these items and to conform with the current period presentation. The adoption of ASU No. 2015-17 has the effect of reducing short-term deferred income taxes by $215 million, increasing other long-term assets by $14 million, reducing short-term liabilities by

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14 INCOME TAXES (Continued)

$4 million and reducing other long-term liabilities by $197 million for the year ended December 31, 2014.

As of December 31, 2015, the company has no material loss or credit carryforwards for U.S. or state tax purposes. As of December 31, 2015, the company had foreign operation loss carryforwards of $50 million and no foreign tax credit carryforwards. The company maintains no material valuation allowances to reduce deferred tax assets because the company believes it is more likely than not that these assets will be fully realized. The company evaluates the need for valuation allowances on a continuous basis, and as circumstances change, the need for a valuation allowance against deferred tax assets may arise.

Deferred income taxes have not been provided on approximately $6.4 billion of the undistributed earnings of foreign subsidiaries as these earnings have been indefinitely reinvested for continued use in foreign operations. If these undistributed earnings are repatriated to the U.S. in the foreseeable future, the company would incur an income tax expense of approximately $2.2 billion, excluding any potential foreign tax credits or future changes in tax law.

Unrecognized Tax Benefits

The following is a reconciliation of the company’s unrecognized tax benefits for the years ended December 31, 2015, 2014 and 2013.

as of and for the years ended (in millions)	2015	2014	2013
Balance at beginning of the year	$65	$81	$259
Increase associated with tax positions taken during the current year	17	2	7
Decrease associated with tax positions taken during a prior year	—	(4)	—
Separation related adjustment	(60)	—	—
Settlements	(5)	(6)	(179)
Decrease associated with lapses in statutes of limitations	—	(8)	(6)
Balance at end of the year	$17	$65	$81

Baxalta and Baxter entered into a tax sharing agreement, effective on the date of separation, which employs a tracing approach to determine which company is liable for certain pre-separation income tax items. If a liability arises and is attributable to the Bioscience business, the liability would be allocated to Baxalta. If a liability arises and is attributable to the Medical Device, Renal or Biosurgery businesses, it would be allocated to Baxter.

The table above reflects a reduction of $60 million related to tax periods prior to the separation for which Baxter is the primary obligor. However, under U.S. Treasury Regulations, each member of a consolidated group is jointly and severally liability for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods in which Baxalta was included in the Baxter consolidated group, Baxalta could be liable to the U.S. government for any U.S. federal income tax liability tax incurred by the consolidated group, to the extent not discharged by any other member.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14 INCOME TAXES (Continued)

Baxalta will be directly responsible for tax contingencies and related interest and penalties for its newly formed legal entities for periods after separation or in instances where an existing entity was transferred to Baxalta upon separation. As a result, Baxalta has continued to account for these tax contingencies.

If recognized, the net amount of contingent tax liabilities that would impact the company’s effective tax rate is $17 million. The company does not expect that it is reasonably possible that any of its uncertain tax liability positions will be settled in the next twelve months. The company believes adequate provision has been made for all income tax uncertainties. Baxalta recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. The amounts expensed and the liabilities accrued are immaterial as of and for the year ended December 31, 2015. Uncertain tax positions are included as a long-term liability on the consolidated balance sheets.

In the normal course of business, the company may be audited by federal, state and foreign tax authorities, and may be periodically challenged regarding the amount of taxes due. As of December 31, 2015, Baxalta entities were not subject to any ongoing income tax audits.

NOTE 15 SHARE-BASED COMPENSATION

2015 Baxalta Incentive Plan

In connection with the separation, the company adopted the 2015 Baxalta Incorporated Incentive Plan which provides for the assumption of certain awards granted under the Baxter incentive stock programs and provides for additional shares of common stock available for issuance with respect to awards for participants. The 2015 Baxalta Incorporated Incentive Plan initially provided for 91 million shares of common stock for issuance with respect to awards for participants. At December 31, 2015, approximately 39 million shares were available for future awards.

Employee Stock Purchase Plan

Nearly all employees are eligible to participate in the company’s employee stock purchase plan. The employee purchase price is 85% of the closing market price on the purchase date. The plan is considered compensatory and related expense recorded by the company was immaterial. The employee stock purchase plan provided for 3 million shares of common stock available for issuance to eligible participants, of which approximately 2.6 million shares were available for future awards as of December 31, 2015.

During 2015, the company issued approximately 0.4 million shares under the current employee stock purchase plan. The number of shares under subscription at December 31, 2015 totaled approximately 1 million.

Impact of Separation from Baxter

Prior to the separation, Baxalta employees participated in Baxter’s incentive stock program and Baxalta recorded costs in cost of sales, selling, general and administrative expenses and R&D expenses for its employees’ participation in the program. In connection with the separation, outstanding Baxter equity awards granted prior to January 1, 2015 and held by Baxter or Baxalta employees were adjusted into both Baxter and Baxalta equity awards. Awards granted after January 1, 2015 and certain awards granted during 2014 were adjusted entirely into corresponding awards of either Baxter or Baxalta,

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

based on which company would employ the holder following the separation. The value of the combined Baxter and Baxalta stock-based awards after the separation was designed to generally preserve the intrinsic value and the fair value of the award immediately prior to separation. In periods following the separation, Baxalta records share-based compensation costs relating to its employees’ Baxalta and Baxter equity awards.

Share-Based Compensation Expense

The table presents share-based compensation expense by statement of income line item.

(in millions)	2015	2014	2013
Cost of sales	$10	$8	$8
Selling, general and administrative expense	42	16	12
Research and development expenses	10	7	6
Total share-based compensation expense	$62	$31	$26

The related tax benefit recognized was $18 million in 2015, $10 million in 2014 and $9 million in 2013.

Stock Options

Stock options have been granted to employees and non-employee directors with exercise prices at least equal to 100% of the company’s share price on the date of grant. Stock options typically have a contractual term of 10 years. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period.

Stock options granted to employees prior to the separation generally vest in one-third increments over a three-year period. In July 2015, the company made a one-time grant totaling 1.6 million stock options to 5 senior executives that cliff-vest 5 years from the grant date. Stock options granted to non-employee directors generally cliff-vest one year from the grant date (collectively, stock options with service conditions).

In December 2015, the company granted 2.6 million stock options with both a market based and service condition to certain employees (stock options with service and market conditions). These options vest in 2 years if the company’s share price remains at or above a specified price target for 20 consecutive days during a 2 year performance period.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

Post-Separation Valuation Assumptions

The weighted-average Black-Scholes assumptions used in estimating the fair value of stock options with service conditions granted in 2015 by Baxalta following the separation, along with the weighted-average grant-date fair values, were as follows:

years ended December 31 (in millions)	2015
Expected volatility	31%
Expected life (in years)	6.8
Risk-free interest rate	2.1%
Dividend yield	0.9%
Fair value per stock option	$10

The stock-options with service and market conditions granted during December 2015 were valued using a Monte Carlo model, with assumptions as follows:

years ended December 31 (in millions)	2015
Expected volatility	30%
Expected life (in years)	6.0
Risk-free interest rate	2.2%
Dividend yield	0.8%
Fair value per stock option	$6

Pre-Separation Valuation Assumptions

The weighted-average Black-Scholes assumptions used in estimating the fair value of stock options granted by Baxter prior to the separation during each year, along with the weighted-average grant-date fair values, were as follows:

years ended December 31 (in millions)	2015	2014	2013
Expected volatility	20%	23%	25%
Expected life (in years)	5.5	5.5	5.5
Risk-free interest rate	1.7%	1.7%	0.9%
Dividend yield	3.0%	2.8%	2.6%
Fair value per stock option	$9	$11	$12

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

Option Activity and Weighted-Average Unrecognized Expense

A summary of Baxalta stock option activity held by both Baxalta and Baxter employees for the period following the separation is presented below.

(options and aggregate intrinsic values in thousands)	Options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Options converted on July 1, 2015 in connection with the separation	35,199	$28.95
Granted	4,937	33.16
Exercised	(1,842)	27.02
Forfeited	(518)	32.03
Expired	(66)	32.02
Outstanding at December 31, 2015	37,710	$29.55	6.6	$357,376
Vested or expected to vest as of December 31, 2015	36,621	$29.46	6.5	$350,508
Exercisable at December 31, 2015	19,562	$26.98	4.5	$235,652

The total intrinsic value of Baxalta stock options exercised by both Baxter and Baxalta employees following the separation was $17 million during 2015.

As of December 31, 2015, the unrecognized compensation cost related to all unvested Baxter and Baxalta stock options held by Baxalta’s employees of $60 million is expected to be recognized as expense over a weighted-average period of 2.1 years.

RSUs

RSUs have been granted to employees and non-employee directors. RSUs granted to employees generally vest in one-third increments over a three-year period and RSUs granted to non-employee directors generally cliff-vest one year from the grant date. The grant-date fair value, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the substantive vesting period. The fair value of RSUs is determined based on the number of shares granted and the quoted price of the company’s common stock on the date of grant.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

A summary of Baxalta RSU activity held by both Baxalta and Baxter employees for the period following the separation is presented below:

(share units in thousands)	Share units	Weighted- average grant-date fair value(1)
Nonvested RSUs converted on July 1, 2015 in connection with the separation	2,955	$31.98
Granted	671	33.34
Vested	(119)	30.20
Forfeited	(117)	32.06
Nonvested RSUs at December 31, 2015	3,390	$32.30

(1)  The weighted-average grant date fair value has been adjusted for the impact of the separation

The weighted-average grant date fair value of RSUs granted in 2015 following the separation was $33.34. The fair value of RSUs vested in 2015 following the separation was $4 million.

As of December 31, 2015, the unrecognized compensation cost related to all unvested Baxalta or Baxter RSUs held by Baxalta’s employees of $54 million is expected to be recognized as expense over a weighted-average period of 2.1 years.

PSUs

Prior to the separation, Baxter granted certain company employees PSUs that vest based on return on invested capital (ROIC) performance or market conditions. The vesting condition for ROIC PSUs is set at the beginning of each year for each tranche of the award during the three-year service period. Compensation cost for the ROIC PSUs was measured based on the fair value of the awards on the date the vesting terms for each tranche of the award are established and the quoted price of Baxter common on the grant date for each tranche of the award. The compensation cost for these PSUs is adjusted at each reporting date to reflect the estimated probability of achieving the vesting condition.

The fair value of PSUs based on market conditions was determined using a Monte Carlo model. A Monte Carlo model uses stock price volatility and other variables to estimate the probability of satisfying the market conditions and the resulting fair value of the award. The compensation cost is not adjusted for changes in estimated probability of achieving the vesting condition. The following table presents the assumptions used in estimating the fair value of the market-condition PSUs, along with their grant-date fair values, during 2014 and 2013.

years ended December 31	2014	2013
Baxter volatility	20%	21%
Peer group volatility	13% - 58%	13% - 38%
Correlation of returns	0.23 - 0.66	0.37 - 0.62
Risk-free interest rate	0.7%	0.3%
Fair value per PSU	$57	$67

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 15 SHARE-BASED COMPENSATION (Continued)

A summary of Baxalta PSU activity related to shares held by both Baxalta and Baxter employees for the period following the separation is presented below:

(share units in thousands)	Share units	Weighted- average grant-date fair value(1)
Nonvested PSUs converted on July 1, 2015 in connection with the separation	551	$30.17
Granted	—	—
Vested	(300)	31.49
Forfeited	(17)	30.10
Nonvested PSUs at December 31, 2015	234	$28.50

(1) The weighted-average grant date fair value has been adjusted for the impact of the separation

As of December 31, 2015, the unrecognized compensation cost related to all unvested Baxalta or Baxter PSUs held by Baxalta’s employees of $2 million is expected to be recognized as expense over a weighted-average period of approximately 1 year.

NOTE 16 LEGAL PROCEEDINGS

The company is involved in product liability, patent, commercial, and other legal matters that arise in the normal course of the company’s business. The company records a liability when a loss is considered probable and the amount can be reasonably estimated. If the reasonable estimate of a probable loss is a range, and no amount within the range is a better estimate, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. As of December 31, 2015, the company’s total recorded reserves with respect to legal matters were $23 million and were primarily reported in other long-term liabilities.

Management is not able to estimate the amount or range of any loss for certain contingencies for which there is no reserve or additional loss for matters already reserved. While the liability of the company in connection with the claims cannot be estimated and although the resolution in any reporting period of one or more of these matters could have a significant impact on the company’s results of operations and cash flows for that period, the outcome of these legal proceedings is not expected to have a material adverse effect on the company’s combined financial position. While the company believes that it has valid defenses in these matters, litigation is inherently uncertain, excessive verdicts do occur, and the company may incur material judgments or enter into material settlements of claims.

The company remains subject to the risk of future administrative and legal actions. With respect to governmental and regulatory matters, these actions may lead to product recalls, injunctions, and other restrictions on the company’s operations and monetary sanctions, including significant civil or criminal penalties. With respect to intellectual property, the company may become exposed to significant litigation concerning the scope of the company’s and others’ rights. Such litigation could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect future results of operations.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17 AGREEMENTS AND TRANSACTIONS WITH BAXTER

Separation-Related Agreements with Baxter

In connection with the separation, the company entered into a manufacturing and supply agreement, transition services agreement and international commercial operations agreement with Baxter.

Under the terms of the manufacturing and supply agreement, Baxalta manufactures certain products and materials and sells them to Baxter at an agreed-upon price reflecting Baxalta’s cost plus a mark-up for certain products and materials. As a result, the company began recording revenues associated with the manufacturing and supply agreement during 2015 that were not recorded during periods prior to the separation. Revenues associated with the manufacturing and supply agreement with Baxter were $71 million during 2015. The company also began purchasing products and materials from Baxter at cost plus a mark-up beginning during 2015. The costs associated with the manufacture of these products were included at cost without a mark-up in the company’s results of operations in periods prior to the separation. The manufacturing and supply agreement did not contribute a significant amount of gross margin or net income to the company’s results of operations during 2015.

Under the terms of the transition services agreement, Baxalta and Baxter provide various services to each other on an interim, transitional basis. The services provided by Baxter to Baxalta include certain finance, information technology, human resources, quality, supply chain and other administrative services and functions, and are generally provided on a cost-plus basis. The services generally extend for approximately 2 years following the separation except for certain information technology services that may extend for 3 years following the separation. During 2015, the company incurred selling, general and administrative expenses of approximately $65 million associated with the transition services agreement with Baxter.

For a certain portion of the company’s operations, the legal transfer of Baxalta’s net assets did not occur by the separation date of July 1, 2015 due to the time required to transfer marketing authorizations and other regulatory requirements in each of these countries. Under the terms of the international commercial operations agreement with Baxter, the company is responsible for the business activities conducted by Baxter on its behalf, and is subject to the risks and entitled to the benefits generated by these operations and assets. As a result, the related assets and liabilities and results of operations have been reported in the company’s consolidated financial statements. Net sales related to these operations totaled approximately $414 million for the last six months of 2015 following the separation. At December 31, 2015, the assets and liabilities consisted of inventories, which are reported in inventories on the consolidated balance sheet, and other assets and liabilities, which are reported in due to or from Baxter International Inc., net, on the consolidated balance sheet. The majority of these operations are expected to be transferred to the company by the end of 2016.

The company and Baxter also entered into a separation and distribution agreement, tax matters agreement, an employee matters agreement and a long-term services agreement in connection with the separation.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17 AGREEMENTS AND TRANSACTIONS WITH BAXTER (Continued)

The following is a summary of the amounts in the consolidated balance sheet due to or from Baxter, including the assets and liabilities of certain of the company’s operations that have not yet transferred to Baxalta and are held by Baxter as of the balance sheet date:

(in millions)	December 31, 2015
Inventories	$101
Assets to be transferred to Baxalta, held by Baxter	$236
Other amounts due from Baxter	161
Due from Baxter International Inc.	$397
Liabilities to be transferred to Baxalta, held by Baxter	$46
Other amounts due to Baxter	226
Due to Baxter International Inc.	$272

Other amounts due to or from Baxter primarily relate to intercompany balances which originated prior to the separation and ongoing transactions with Baxter associated with the separation-related agreements described above, including current tax-related indemnification liabilities of $75 million and long-term tax-related indemnification liabilities of $51 million.

Corporate Overhead and Other Allocations from Baxter Prior to Separation

Prior to the separation, the company did not operate as a standalone business and had various relationships with Baxter whereby Baxter provided services to the company. In the financial statements prior to the separation, Baxter provided the company certain services, which included, but were not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. The financial information in the combined financial statements in periods prior to the separation did not necessarily include all the expenses that would have been incurred had the company been a separate, standalone entity. Baxter charged the company for these services based on direct and indirect costs. When specific identification was not practicable, a proportional cost method was used, primarily based on sales, headcount, or square footage. These allocations were reflected as follows in financial statements for periods prior to the separation:

(in millions)	6 months ended June 30, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Cost of sales allocations	$21	$12	$37
Selling, general and administrative allocations	258	511	540
Research and development allocations	5	14	15
Other expense, net allocations	—	1	4
Total corporate overhead and other allocations from Baxter	$284	$538	$596

Management believes that the methods used to allocate expenses to the company’s historical financial statements were reasonable.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 17 AGREEMENTS AND TRANSACTIONS WITH BAXTER (Continued)

Centralized Cash Management Prior to Separation

Prior to the separation, Baxter used a centralized approach to cash management and financing of operations. The majority of the company’s subsidiaries were party to Baxter’s cash pooling arrangements with several financial institutions to maximize the availability of cash for general operating and investing purposes. Under these cash pooling arrangements, cash balances were swept regularly from the company’s accounts. Cash transfers to and from Baxter’s cash concentration accounts and the resulting balances at the end of each reporting period were reflected in net parent company investment in the combined balance sheets. At December 31, 2014, cash and equivalents were not allocated to the company due to Baxter’s centralized approach to cash management.

NOTE 18 DISCONTINUED OPERATIONS

In July 2014, the company entered into an agreement with Pfizer, Inc. to sell its commercial vaccines business and committed to a plan to divest the remainder of its vaccines business, which included certain R&D programs. In December 2014, the company completed the divestiture of the commercial vaccines business and recorded an after-tax gain of $417 million. During 2015, the company recorded a net after-tax gain of $3 million as a result of purchase price adjustments.

In December 2014, the company entered into a separate agreement with Nanotherapeutics, Inc. for the sale of certain vaccines-related R&D programs. The company completed the divestiture in August 2015 and received cash proceeds of approximately $34 million and recorded an after-tax gain of $28 million.

As a result of the divestitures, the operations and cash flows of the vaccines business have been eliminated from the ongoing operations of the company.

Following is a summary of the operating results of the vaccines business, which have been reflected as discontinued operations for the years ended December 31, 2015, 2014 and 2013:

years ended December 31 (in millions)	2015	2014	2013
Net sales	$1	$301	$292
(Loss) income from discontinued operations before income taxes, excluding gain on sale	(4)	150	3
Gain on sale before income taxes	38	466	—
Income tax expense	(6)	(65)	(3)

Income from discontinued operations, net of taxes	$28	$551	$—

NOTE 19 GEOGRAPHIC AND PRODUCT INFORMATION

Net sales are based on product shipment destination and assets are based on physical location.

years ended December 31 (in millions)	2015	2014	2013
Net sales
United States	$3,315	$3,016	$2,861
Rest of world	2,833	2,936	2,694

Consolidated and combined net sales	$6,148	$5,952	$5,555

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 19 GEOGRAPHIC AND PRODUCT INFORMATION (Continued)

as of December 31 (in millions)	2015	2014	2013
PP&E, net
United States	$3,173	$2,411	$1,472
Austria	780	717	812
Switzerland	359	353	382
Singapore	354	333	308
Rest of world	368	378	402

Consolidated and combined PP&E, net	$5,034	$4,192	$3,376

Significant Product Sales

The following is a summary of net sales for the Company’s five product categories.

years ended December 31 (in millions)	2015	2014	2013
Hemophilia(1)	$2,840	$2,984	$2,786
Immunoglobulin Therapies(2)	1,750	1,677	1,616
Inhibitor Therapies(3)	787	744	651
BioTherapeutics(4)	684	547	502
Oncology(5)	87	—	—

Consolidated and combined net sales	$6,148	$5,952	$5,555

(1)         Primarily includes sales of recombinant factor VIII and factor IX products (ADVATE, ADYNOVATE, RECOMBINATE, and RIXUBIS) and plasma-derived hemophilia products (primarily factor VII, factor VIII and factor IX).

(2)         Includes sales of antibody-replacement immunoglobulin therapy products, including GAMMAGARD LIQUID, SUBCUVIA and HYQVIA.

(3)         Includes sales of FEIBA, a plasma-derived hemophilia product to treat patients who have developed inhibitors and OBIZUR, a recombinant porcine factor VIII product for the treatment of acquired hemophilia A.

(4)         Includes primarily plasma-derived specialty therapies including albumin and alpha-1 antitrypsin products, as well as contract manufacturing revenue.

(5)         Includes sales of ONCASPAR, a treatment for acute lymphoblastic leukemia.

Concentration of Credit Risk

The company engages in business with foreign governments in certain countries that have experienced deterioration in credit and economic conditions, including Greece, Spain, Portugal, Italy and Brazil. As of December 31, 2015, the company’s net accounts receivable from the public sector in Greece, Spain, Portugal and Italy totaled $80 million, of which Greece receivables represented an immaterial balance. The company also has significant accounts receivable related to its Hemobrás partnership in Brazil totaling $207 million at December 31, 2015.

Global economic conditions and liquidity issues in certain countries have resulted, and may continue to result, in delays in the collection of receivables and credit losses. While the company believes that its allowance for doubtful accounts as of December 31, 2015 is adequate, future governmental actions and customer-specific factors may require the company to re-evaluate the collectability of its receivables and the company could potentially incur additional credit losses that materially impact its results of operations.

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 20 QUARTERLY FINANCIAL RESULTS (UNAUDITED)

(in millions, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Full year
2015
Net sales	$1,361	$1,429	$1,595	$1,763	$6,148
Gross margin	790	928	962	1,082	3,762
Income from continuing operations(1)	262	284	281	101	928
Income (loss) from continuing operations per common share(1)
Basic	0.39	0.42	0.42	0.15	1.37
Diluted	0.38	0.42	0.41	0.15	1.36
Income (loss) from discontinued operations, net of tax(1)	10	(4)	28	(6)	28
Income (loss) from discontinued operations per common share(1)
Basic	0.02	(0.01)	0.04	(0.01)	0.04
Diluted	0.02	(0.01)	0.04	(0.01)	0.04
Net income(1)	272	280	309	95	956
Net income per common share(1)
Basic	0.41	0.41	0.46	0.14	1.41
Diluted	0.40	0.41	0.45	0.14	1.40
Cash dividends declared per common share	0.00	0.00	0.07	0.07	0.14
2014
Net sales	$1,329	$1,452	$1,488	$1,683	$5,952
Gross margin	770	853	874	1,012	3,509
Income from continuing operations(2)	309	318	225	334	1,186
Income from continuing operations per common share(2)
Basic	0.46	0.47	0.33	0.49	1.75
Diluted	0.45	0.47	0.33	0.49	1.74
Income from discontinued operations, net of tax(2)	49	52	21	429	551
Income from discontinued operations per common share(2)
Basic	0.07	0.08	0.03	0.64	0.82
Diluted	0.07	0.08	0.03	0.63	0.81
Net income(2)	358	370	246	763	1,737
Net income per common share(2)
Basic	0.53	0.55	0.36	1.13	2.57
Diluted	0.52	0.55	0.36	1.12	2.55
Cash dividends declared per common share	0.00	0.00	0.00	0.00	0.00

(1)         The first quarter of 2015 included net after-tax charges from continuing operations of $33 million related to intangible asset amortization, business optimization items, and separation costs; and a $9 million after-tax favorable adjustment to the gain recorded on sale of the company’s commercial vaccines business reported in discontinued operations. The second quarter of 2015 included net after-tax charges from continuing operations of $109 million related to intangible asset amortization, business optimization items, separation costs, and milestone payments associated with the company’s collaboration agreements; and a $4 million after-tax charge reported in discontinued

BAXALTA INCORPORATED

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 20 QUARTERLY FINANCIAL RESULTS (UNAUDITED) (Continued)

operations. The third quarter of 2015 included net after-tax charges from continuing operations of $104 million related to intangible asset amortization, separation costs, IPR&D and other impairment charges, a decrease in the fair value of contingent payment liabilities, milestone payments associated with the company’s collaboration agreements and business development items; and a $28 million after-tax gain recorded on the sale of certain vaccines R&D programs reported in discontinued operations. The fourth quarter of 2015 included net after-tax charges from continuing operations of $286 million related to intangible asset amortization, business optimization items, separation costs, upfront and milestone payments to collaboration partners, a decrease in the fair value of contingent payment liabilities, a currency-related item and favorable adjustments to previously recorded impairment charges; and a $6 million after-tax unfavorable adjustment to the gain recorded on sale of the company’s commercial vaccines business reported in discontinued operations.

(2)         The first quarter of 2014 included net after-tax charges from continuing operations of $24 million related to intangible asset amortization, business optimization items, plasma-related litigation and milestone payments associated with the company’s collaboration agreements; and an $8 million after-tax charge reported in discontinued operations. The second quarter of 2014 included net after-tax charges from continuing operations of $63 million related to intangible asset amortization, business optimization items, separation costs, milestone payments associated with the company’s collaboration agreements and an increase in fair value of contingent payment liabilities. The third quarter of 2014 included net after-tax charges from continuing operations of $166 million related to intangible asset amortization, business optimization items, separation costs, the Branded Prescription Drug Fee and milestone payments associated with the company’s collaboration arrangements; and after-tax charges of $5 million after-tax charge reported in discontinued operations. The fourth quarter of 2014 included net after-tax charges from continuing operations of $146 million related to intangible asset amortization, business optimization items, separation costs, milestone payments associated with the company’s collaboration agreements, other-than-temporary impairment and an increase in fair value of contingent payment liabilities; and a $417 million after-tax gain on the sale of the company’s commercial vaccines business reported in discontinued operations.